Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT
dated as of
June 28, 2017
by and among
MALIBU BOATS, LLC,
COBALT BOATS, LLC,
and
THE OTHER PARTIES HERETO

5.	Buyer’s Representations and Warranties		36
	5.1	Organization of Buyer	36
	5.2	Authorization of Transaction	36
	5.3	Non-Contravention	36
	5.4	Brokers’ Fees	37
	5.5	Available Funds	37
	5.6	Investment Intent	37
6.	Covenants		37
	6.1	Conduct of Business	37
	6.2	Reasonable Access	40
	6.3	Directors’ and Officers’ Insurance	40
	6.4	Press Releases	40
	6.5	Business; Employees; Employee Plans	40
	6.6	Restrictive Covenants	42
	6.7	Release	44
	6.8	R&W Insurance Policy	45
	6.9	Efforts	45
	6.10	Notice of Developments	45
	6.11	Exclusivity	45
	6.12	Financing	46
	6.13	Termination of Redemption Agreements; Amendment to Real Estate Rental Agreement	47
	6.14	Representations and Warranties of Other Parties	47
	6.15	Airosol Property	47
	6.16	Inventory	47
	6.17	Cobalt Wine	47
	6.18	Real Property Matters	48
7.	Conditions to Closing		48
	7.1	Conditions to Obligations of Buyer	48
	7.2	Conditions to Obligations of the Company Parties	49
8.	Termination		50
	8.1	Termination	50
	8.2	Effect of Termination	50
9.	Survival; Indemnification		51
	9.1	Survival	51
	9.2	Indemnification by Sellers	51
	9.3	Indemnification by Buyer	57
	9.4	Third-Party Claims	58
	9.5	Objections to Claims for Indemnification	59
	9.6	Other Indemnification Matters	59
	9.7	FE II, Inc. Obligations	60
10.	Additional Agreements		60
	10.1	Transaction Expenses	60
	10.2	Transfer and Other Taxes	60
	10.3	Further Assurances	61
	10.4	Transition Assistance	61
	10.5	Certain Tax Matters	61

	10.6	Confidentiality	64
	10.7	Transfer of Life Insurance Policies	66
	10.8	Post-Closing Access	66
	10.9	Buyer Obligation for Company Performance	66
	10.10	Pending Litigation	66
11.	Definitions		67
12.	Miscellaneous		78
	12.1	No Third Party Beneficiaries	78
	12.2	Entire Agreement	78
	12.3	Assignment	79
	12.4	Counterparts	79
	12.5	Headings	79
	12.6	Notices	79
	12.7	Governing Law	81
	12.8	Dispute Resolution	81
	12.9	Amendments and Waivers	83
	12.10	Legal Representations	83
	12.11	Interpretation	83
	12.12	Financing Source Arrangements	84

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of June 28, 2017 (the “Agreement Date”), by and among Malibu Boats, LLC, a Delaware limited liability company (“Buyer”); Cobalt Boats, LLC, a Delaware limited liability company (“Company”); each of William Paxson St. Clair, Jr.; Mary Whitney Callan; and FE II, Inc., a Kansas corporation (collectively, the “Unitholders” or “Sellers”); and, with respect to those provisions set forth above their respective signatures below, each of William Paxson (Pack) St. Clair, Jill St. Clair, Sean Callan, William Paxson St. Clair Trust (the “Pack Trust”), Jill Petrie St. Clair Trust (the “Jill Trust”), St. Clair Cellars, LLC, a Kansas limited liability company, and Malibu Boats, Inc., a Delaware corporation. Each of the foregoing is referred to as a “Party” and collectively as the “Parties.”
Background
A.    The Company has a total of 63,053 units issued and outstanding, 972 of which are Series A Preferred Units, of which 695 are owned by William Paxson St. Clair, Jr. and 277 are owned by Mary Whitney Callan (collectively, the “Preferred Units”), and 62,081 of which are common units owned by FE II, Inc., a Kansas corporation (“Common Units,” and collectively with the Preferred Units, the “Units”); and
B.    Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Units of the Company in exchange for the consideration as set forth in this Agreement.
Agreement
In consideration of the mutual promises in this Agreement, and in consideration of the representations, warranties and covenants set forth below, the Parties hereby agree as follows:
1.    Purchase and Sale
1.1    Purchase and Sale of Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell, assign, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Sellers, the Units and all of their right, title and interest therein, free and clear of all Liens.
1.2    Purchase Price. Subject to the other provisions of Article 1, the aggregate consideration for all of the Units payable at the Closing, which is referred to as the “Purchase Price,” will equal the result of the following, determined using the calculations of the Purchase Price Components pursuant to Section 1.3:
(a)    The Base Purchase Price, plus
(b)    the Closing Cash, plus
(c)    the Working Capital Surplus (if any), minus
(d)    the Working Capital Shortfall (if any), minus
(e)    the Earnout Payments, minus

(f)    the Closing Indebtedness, minus
(g)    the FAR Payments, minus
(h)    the Company Transaction Cost, minus
(i)    the Pontoon Adjustment.
1.3    Reference Balance Sheet; Working Capital; Debt Payoff Letters.
(a)    Reference Balance Sheet. At least 3 business days prior to the Closing Date, the Company will prepare and deliver to Buyer (i) a preliminary unaudited consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Reference Balance Sheet”), (ii) a good faith estimate of the amount and calculation of the Closing Working Capital, each of the Purchase Price Components and the Purchase Price and accompanied by a certificate of the chief financial officer of the Company to that effect (the items in clauses (i) and (ii), collectively, the “Estimated Closing Statement”), and (iii) the Allocation Schedule. The Company will prepare the Reference Balance Sheet in accordance with the Accounting Standards. Buyer shall have the right to review the Estimated Closing Statement and such supporting documentation or data as Buyer may reasonably request and to discuss them with the Company; provided that the failure to include in the Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Buyer’s rights under this Agreement, including to include such changes or other changes in the Closing Statement (in accordance with this Agreement), or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement.
(b)    Working Capital. If the Closing Working Capital is less than $4,622,250 (the “Working Capital Target”), the amount by which the Closing Working Capital is less than the Working Capital Target is referred to as the “Working Capital Shortfall”. If the Closing Working Capital is greater than the Working Capital Target, the amount by which the Closing Working Capital is greater than the Working Capital Target is referred to as the “Working Capital Surplus”.
(c)    Debt Payoff Letters. At least three business days prior to the Closing, the Company shall provide to Buyer customary, fully-executed payoff letters in form and substance reasonably satisfactory to Buyer (“Debt Payoff Letters”) with respect to all Indebtedness under the Debt Arrangements, setting forth the amounts required to repay all such Indebtedness owing as of the Closing (including principal, premiums, interest, fees and other charges) (“Debt Payoff Amounts”).

1.4    Payment of Purchase Price; Escrow Release.
(a)    Payment of Purchase Price. At the Closing, Buyer will pay or cause to be paid to Sellers, apportioned among them as specified in a schedule that sets forth (x) such apportionment, (y) the calculations thereof, and (z) each Seller’s Pro Rata Interest (the “Allocation Schedule”), an aggregate amount in cash equal to the Purchase Price (for clarity, determined using the calculations of the Purchase Price Components pursuant to Section 1.3) less (i) $1,000,000 (the “Purchase Price Escrow Amount”), (ii) 1.0% of the Base Purchase Price (the “Indemnity Escrow Amount” and together with the Purchase Price Escrow Amount, the “Escrow Amounts”) and (iii) $1,000,000 (the “MBUU Share Amount”), and will deposit or cause to be deposited with BNY Mellon, National Association (the “Escrow Agent”), pursuant to the Escrow Agreement attached to this Agreement as Exhibit 1.4(a) (the “Escrow Agreement”), the Escrow Amounts, which the Escrow Agent will hold in separate escrow accounts (the “Purchase Price Escrow Account” and the “Indemnity Escrow Account”, respectively) and disburse in accordance with the terms of the Escrow Agreement and this Agreement. Buyer will make all payments by wire transfer of immediately available funds to such bank accounts as Sellers or the Escrow Agent designate in writing, as applicable, at least three business days prior to the Closing Date. Sellers agree that Buyer shall be entitled to rely on the Allocation Schedule, Buyer has no obligation to investigate, verify or confirm any item set forth in the Allocation Schedule, and Buyer shall have no liability to any Person for following or relying on the matters set forth on the Allocation Schedule.
(b)    Escrow Accounts. The interest, earnings and income that accrues upon the Escrow Amounts, if any, during the period of time during which they are held in the Escrow Accounts shall be deemed to become part of the applicable Escrow Amount. The release of funds from each Escrow Account shall be governed by the Escrow Agreement and the terms of this Agreement. For Tax reporting purposes, all such interest, earnings and income, if any, shall be reported for tax purposes as belonging to Buyer, and Buyer and Sellers shall (promptly after Buyer’s request) direct the Escrow Agent to distribute to Buyer a corresponding Tax distribution from the applicable Escrow Account sufficient to pay the applicable Taxes owing in respect of a corporation resident in Tennessee.
(c)    Escrow Release.

(1)
Purchase Price Escrow Release. As soon as reasonably practicable (but in any event within three business days) after the Closing Working Capital and each of the Purchase Price Components have become final and binding in accordance with Section 1.5, Buyer and Sellers shall direct the Escrow Agent to release to Sellers in accordance with their relative Pro Rata Interests all of the remaining Purchase Price Escrow Amount, if any, in excess of any portion of the Purchase Price Escrow Amount that is to be released by the Escrow Agent to Buyer to settle the payment of any Overstatement pursuant to Section 1.5(d)(ii).

(2)
Indemnity Escrow Release. As soon as reasonably practicable (but in any event within three business days) following the date that is 12 months after the Closing Date (the “Indemnity Escrow Period”), Buyer and Sellers shall direct the Escrow Agent to distribute the balance of the Indemnity Escrow Amount, if any, to Sellers in accordance with their relative Pro Rata Interests in excess of any portion of the Indemnity Escrow Amount (the “Retained Amount”) calculated pursuant to the following sentence with respect to all unresolved claims by Buyer Parties for Losses specified in any indemnity notice delivered to Sellers before the expiration of the Indemnity Escrow Period (the “Unresolved Claims”). If there are any Unresolved Claims as of the expiration of the Indemnity Escrow Period, then all or a portion (as applicable) of the Indemnity Escrow Amount that equals the total amount of Losses then being claimed by Buyer Parties in all such Unresolved Claims shall be retained in the Indemnity Escrow Account, and as soon as reasonably practicable (but in any event within three business days) following resolution of each such Unresolved Claim and the payment of all Losses required to be paid in connection with the resolution of each such Unresolved Claim from the Indemnity Escrow Amount, Buyer and Sellers shall direct the Escrow Agent to distribute to Sellers in accordance with their relative Pro Rata Interests any portion of the remaining amount in the Indemnity Escrow Account, if any, in excess of the Retained Amount for all of the remaining Unresolved Claims.

1.5    Post-Closing Adjustments.
(a)    Closing Date Balance Sheet. As soon as practicable and in any event no later than 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers (i) the final unaudited consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Date Balance Sheet”) and (ii) the amount and calculation of the Closing Working Capital, each of the Purchase Price Components and the Purchase Price (but, for clarity, determined using Buyer’s calculations of the Purchase Price Components pursuant to this Section 1.5(a) in lieu of the estimates of the Purchase Price Components determined pursuant to Section 1.3) and accompanied by a certificate of an authorized officer of Buyer to that effect (the items in clauses (i) and (ii), collectively, the “Closing Statement”). Buyer will prepare or cause to be prepared the Closing Date Balance Sheet in accordance with the Accounting Standards.
(b)    Statement of Objection. Unless within 30 calendar days after receipt of the Closing Statement Sellers deliver to Buyer a statement describing their objections to the Closing Statement (a “Statement of Objection”), the amount of the Closing Working Capital and each of the Purchase Price Components and the Purchase Price as reflected on the Closing Statement will be deemed final and binding on the Parties.

(c)    Dispute Resolution.

(1)
If Sellers deliver to Buyer a timely Statement of Objection, Buyer and Sellers and their respective independent accountants and financial or legal advisors will attempt in good faith to resolve such dispute within 15 calendar days after receipt by Buyer of such Statement of Objection. If Buyer and Sellers are unable to resolve the dispute within 15 days, a nationally recognized accounting firm mutually agreed to by such Parties (or if they cannot agree within 10 days thereafter, an independent nationally recognized accounting firm selected by the mutual agreement of the accounting firm designated by Buyer and the accounting firm designated by FE II, Inc., or if they cannot agree, an independent nationally recognized accounting firm selected by the arbitrator pursuant to Section 12.8) (the “Arbitrator”) will be retained to resolve the matters remaining in dispute (the “Disputed Items”) in a written decision as soon as reasonably practicable but in no event later than 30 days after its retention. It is the intent of Buyer and Sellers that in connection with the process set forth in this Section 1.5(c) and the activities of the Arbitrator in connection therewith, no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Arbitrator’s engagement shall be limited to resolving the Disputed Items in accordance with, and by application of, the terms (including the applicable definitions) of this Agreement, and the Arbitrator shall have no authority over any other disagreement (including questions of law, interpretation of contract and fraud). Under no circumstances shall the Arbitrator award a greater amount in respect of any Disputed Item than the amount in dispute. The fees and expenses of the Arbitrator will be shared equally by Sellers and Buyer.

(2)
Buyer and Sellers will furnish to the Arbitrator such available documents and information relating to the Disputed Items (including the books and records of the Cobalt Companies) as the Arbitrator may reasonably request to verify the accuracy of the Closing Date Balance Sheet and the determination of the Closing Working Capital and each of the Purchase Price Components. The determination of the Arbitrator as to the Closing Working Capital and each of the Purchase Price Components will constitute an arbitral award that is final and binding upon the Parties and the Escrow Agent and may be entered as a judgment in any court of competent jurisdiction.

(d)    Adjustment Payments. After the determination of the final Closing Working Capital and Purchase Price Components in accordance with this Section 1.5, the Purchase Price will be recomputed using such final Closing Working Capital and Purchase Price Components in lieu of the estimates of the Purchase Price Components determined pursuant to Section 1.3, and:

(1)
If the calculation of the Purchase Price using such final Closing Working Capital and Purchase Price Components exceeds the Purchase Price determined at Closing (the amount of such excess is referred to as the “Understatement”), then Buyer will pay the amount of the Understatement to Sellers in accordance with their relative Pro Rata Interests within 10 days after the Closing Working Capital and Purchase Price Components are finally determined.

(2)
If the calculation of the Purchase Price using such final Closing Working Capital and Purchase Price Components is less than the Purchase Price determined at Closing (the amount of such difference is referred to as the “Overstatement”), then the Parties will direct the Escrow Agent to disburse to Buyer the amount of the Overstatement from the Purchase Price Escrow Account, and, to the extent the amount in the Purchase Price Escrow Account is less than the amount of the Overstatement, then Sellers will pay such shortfall to Buyer, in each case, within 10 days after the Closing Working Capital and Purchase Price Components are finally determined.

1.6    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer (or its designees) shall be entitled to withhold and deduct, or cause to be withheld and deducted, from the consideration otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.    Closing.
2.1    The Closing; Closing Date. The closing of the purchase and sale of the Units contemplated by this Agreement (the “Closing”) will take place by remote communication at 9:00 a.m. Central Daylight Time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time, place, and date as Buyer and Sellers may mutually determine in writing; provided that the Closing shall in no event occur before July 3, 2017 without the prior written consent of Buyer. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.2    Deliverables at the Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:
(a)    Buyer will:

(1)	pay or cause to be paid the Purchase Price, less the Escrow Amounts and less the MBUU Share Amount, in accordance with Section 1.4(a);

(2)	deposit or cause to be deposited the Escrow Amounts with the Escrow Agent in accordance with Section 1.4(a);

(3)	pay or cause to be paid the Earnout Payments to the Persons specified in Schedule 2.2(a)(3);

(4)
pay or cause to be paid the FAR Payments and Company Bonus Payments to the Company, and the Company shall then pay the FAR Payments to the Persons specified in Schedule 3.6(c) and pay the portion of the Company Bonus Payments specified in Schedule 2.2(a)(4) to the Persons specified therein who are employees of the Cobalt Companies as of Closing, in each case, through its payroll system no later than 10 days following the Closing Date, subject to deduction for all amounts required or permitted to be withheld under any applicable Law and, for clarity, such payments to the Persons specified on such Schedules will not include (and the Company will instead pay to the applicable Governmental Authority) the employer portion of any payroll, social security, unemployment or similar Tax in respect of such payments;

(5)	pay or cause to be paid the Debt Payoff Amounts, in accordance with the instructions provided in the applicable Debt Payoff Letters;

(6)
pay or cause to be paid the specified portions of the Company Transaction Cost (other than the Company Bonus Payments) to the Persons specified in the Estimated Closing Statement; provided that any Company Transaction Cost that is compensatory in nature with respect to a Cobalt Company employee shall be paid to the Company, and the Company shall then pay such Company Transaction Cost through its payroll system to such Persons no later than 10 days following the Closing Date, subject to deduction for all amounts required to be withheld under applicable Tax law;

(7)
pay the full remaining premium payable to bind the R&W Insurance Policy, including any underwriting costs, brokerage commissions, and other fees and expenses to bind such policy, and deliver to Sellers the conditional binder with respect to the R&W Insurance Policy; and

(8)	deliver to Sellers the Escrow Agreement, duly executed by Buyer.
(b)    Sellers will deliver to Buyer:

(1)	duly executed instruments of assignment with respect to each Seller’s Units in form attached to this Agreement as Exhibit 2.2(b)(1), together with the original certificates representing such Units;

(2)
(A) a copy of the Charter Documents of each of the Cobalt Companies certified as of a recent date by an authorized officer of each such Cobalt Company, (B) certificates of good standing with respect to the Cobalt Companies issued by the responsible Governmental Authority of the jurisdictions of their respective formation or incorporation, dated as of a date not more than 10 business days prior to the Closing Date and (C) copies of all of the manager or board and member or stockholder resolutions of the Cobalt Companies adopted in connection with the transactions contemplated by this Agreement certified by an authorized officer of each such Cobalt Company;

(3)
a resignation letter (or other evidence of removal) in form and substance reasonably satisfactory to Buyer, effective as of the Closing, of each officer, manager and director of the Cobalt Companies and the employees of the Company specified in Schedule 2.2(b)(3);

(4)	all books and records of the Cobalt Companies to the extent not already in the possession of the Cobalt Companies;

(5)	a certificate from each Seller under Section 1445(b)(2) of the Code in form and substance reasonably satisfactory to Buyer providing that such Seller is not a foreign person;

(6)	the Escrow Agreement, duly executed by Sellers and the Escrow Agent;

(7)
evidence in form and substance reasonably satisfactory to Buyer of the termination of all Contracts between any Cobalt Company, on the one hand, and any Insider, on the other hand, or otherwise relating to an Insider, in each case, set forth on Schedule 2.2(b)(7);

(8)	evidence of the receipt of all consents, the giving of all notices, and the making of all filings set forth on Schedule 2.2(b)(8), in each case, in form and substance reasonably satisfactory to Buyer;

(9)
copies of fully-executed releases, terminations and discharges of any Liens under the Debt Arrangements, in each case, in form and substance reasonably satisfactory to Buyer, to be held in escrow until satisfaction of its obligation to pay or cause to be paid the Debt Payoff Amount;

(10)	evidence of valid releases of the Liens listed on Schedule 2.2(b)(10), in each case, in form and substance reasonably satisfactory to Buyer; and

(11)	the License Agreement attached to this Agreement as Exhibit 2.2(b)(11), duly executed by the Company and the other parties thereto.
(c)    The Company will deliver evidence in form and substance reasonably satisfactory to Buyer of the transfer to Seller(s) of those assets listed on Schedule 2.2(c).
(d)    Malibu Boats, Inc. will issue to William Paxson St. Clair, Jr. a number of shares of its common stock (the “MBUU Common Stock”) equal to the quotient obtained by dividing (i) the MBUU Share Amount by (ii) the closing price of the shares of MBUU Common Stock on the NASDAQ on the trading day immediately preceding the day of the press release that is issued in connection with the execution of this Agreement pursuant to Section 6.4.
3.    Company’s Representations and Warranties. The Disclosure Schedule is arranged in sections corresponding to the lettered and numbered sections contained in this Article 3; provided, however, that a matter disclosed in reference to any particular section or subsection will be deemed to be disclosed for purposes of any other section or subsections of this Article 3, if the matter is disclosed in such a way to make its relevance to such other sections or subsections reasonably apparent from a plain text reading of such matter, but the mere inclusion or listing of a document shall not be adequate to disclose an exception to a representation or warranty, unless the representation or warranty has to do with the existence of the document itself. Except as otherwise provided in the Disclosure Schedule, the Company represents and warrants to Buyer as follows:
3.1    Organization and Corporate Power. Each Cobalt Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not be material. Schedule 3.1 lists all of the jurisdictions in which the Cobalt Companies are qualified to do business as a foreign entity. Each Cobalt Company has full power and authority and all licenses, permits, and authorizations necessary to own, lease, and operate its properties and business and to conduct its business as currently conducted. True, complete and correct copies of the Charter Documents of each Cobalt Company have been made available to Buyer. No Cobalt Company is in default or violation of its Charter Documents.

3.2    Authorization of Transactions. The Company has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, have been duly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to approve or authorize the execution and delivery of this Agreement and each such Ancillary Agreement or the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, and this Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject only to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in proceedings at law or in equity) (collectively, “Bankruptcy Exceptions”).
3.3    Non-Contravention.
(a)    No Breach. Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement or each Ancillary Agreement to which the Company is party, nor the consummation of the transactions contemplated by this Agreement or each such Ancillary Agreement will:

(1)	violate any Law or Order to which any Cobalt Company is subject or is otherwise bound;

(2)	violate any provision of any Cobalt Company’s Charter Documents;

(3)
in any material respect, result in a breach of or constitute a default under (with or without the giving of notice or lapse of time or both) any material agreement, contract, lease, license, instrument, or other arrangement (each, a “Contract”) to which any Cobalt Company is a party or by which any Cobalt Company is bound; or

(4)
result in the imposition of any Lien upon any assets or properties of any Cobalt Company (other than Permitted Liens), or result in any material respect in the acceleration, modification, loss or impairment of any rights or obligations of any Cobalt Company (with or without the giving of notice or lapse of time or both).

(b)    No Consent or Notice. Except as set forth in Schedule 3.3, no Cobalt Company is required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, except for any notice, filing, authorization, consent, or approval the absence of which could not, individually or in the aggregate, reasonably be expected to be material.

3.4    Insider Interests. Except as set forth in Schedule 3.4, no Restricted Party and no officer, manager, director, or Affiliate of any Cobalt Company (other than another Cobalt Company), and, to the Company’s knowledge, no Affiliate or relative of any of the foregoing (each Restricted Party, each officer, manager, director, and Affiliate of any Cobalt Company, and each Affiliate and relative of any of the foregoing, an “Insider”), (a) has any agreement with any Cobalt Company or any interest in any asset or property (real, personal or mixed, tangible or intangible) used by or pertaining to any Cobalt Company or any interest in any customer, supplier, lessor, lessee, or other business partner of any Cobalt Company or other Person affiliated with any Cobalt Company or in any competitor of any Cobalt Company, (b) is owed amounts by any Cobalt Company (other than compensation to employees for the current pay period) or (c) is indebted to any Cobalt Company.
3.5    Brokers’ Fees. No Cobalt Company has any liability or obligation to pay any fees or commissions or other amounts to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except with respect to Raymond James & Associates, Inc., all of which will be borne by Sellers as a Company Transaction Cost.
3.6    Capitalization; Subsidiaries.
(a)    Capitalization. The Unitholders are the sole legal and beneficial owner of the Units set forth opposite their names on Schedule 3.6(a), free and clear of all Liens, except for restrictions on transfer (i) arising under applicable securities Laws or (ii) set forth in the Limited Liability Company Agreement. All of the Units are duly authorized, validly issued, fully-paid and non-assessable and were issued in compliance with applicable Laws and not in violation or breach of any preemptive or similar rights. Other than the Units set forth on Schedule 3.6(a) and the FARs set forth on Schedule 3.6(c), no other units or other Equity Interests in the Company are issued, outstanding or reserved.
(b)    Subsidiaries. Except as stated in Schedule 3.6(b), the Company has no Subsidiaries. All outstanding Equity Interests of each Subsidiary of the Company are owned of record and beneficially by one or more of the Cobalt Companies as set forth on Schedule 3.6(b), free and clear of all Liens, other than Permitted Liens. All of the outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully-paid and non-assessable and were issued in compliance with applicable Laws and not in violation or breach of any preemptive or similar rights. Except for Equity Interests owned by a Cobalt Company, no other Equity Interests in any Subsidiary of the Company have been authorized, have been issued, or are outstanding or reserved. Except as stated in Schedule 3.6(b), no Cobalt Company is a partner in any partnership, a member of any joint venture, or the holder of any Equity Interests in any Person (other than another Cobalt Company).

(c)    FARs. Schedule 3.6(c) sets forth a true, complete and correct list, as of the date hereof, of the outstanding FARs and any FARs that have been exercised or deemed exercised prior to the date hereof for which there remain Liabilities, including for each such award of FARs: (i) the name of the holder of such award, (ii) the grant date of such award, (iii) the number of FARs covered or previously covered by such award, (iv) the number of FARs covered by such award or previously covered by such award that are vested, (v) the vesting schedule for any outstanding unvested FARs covered by such award, (vi) the payment schedule (including the estimated amount of each remaining installment) for any FARs that have already been exercised or deemed exercised prior to the date hereof, (vii) the threshold amount of each award and (viii) the FAR Payment payable in respect of each such award.
(d)    Subscription and Other Obligations. Except for the FARs set forth on Schedule 3.6(c) and the obligations that will be discharged by payment of the Earnout Payments pursuant to Section 2.2(a)(3), there are no options, warrants, subscription rights or other agreements or commitments to which any Cobalt Company is party or which are binding upon any Cobalt Company providing for the issuance, disposition, or acquisition of any Equity Interest in any Cobalt Company (other than this Agreement). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer or registration of any Equity Interests in any Cobalt Company. Except for obligations that will be discharged by payment of the FAR Payments pursuant to Section 2.2(a)(4) and by payment of the Earnout Payments pursuant to Section 2.2(a)(3), and except as provided in the Limited Liability Company Agreement with respect to the Preferred Units, no Cobalt Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or make any payment in respect of any Equity Interests in any Cobalt Company. Schedule 3.6(d) sets forth all Equity Interests of any Cobalt Company that have been terminated, repurchased, redeemed, cancelled, or otherwise ceased to be outstanding during the five years prior to the Agreement Date as well as the then holders thereof, and following the Closing (subject to payment of the FAR Payments pursuant to Section 2.2(a)(4) and payment of the Earnout Payments pursuant to Section 2.2(a)(3)), no Cobalt Company will have any Liability in respect of any such Equity Interests or the FAR Plan. There is no Liability for distributions accrued and unpaid by any Cobalt Company. All distributions and redemptions by the Cobalt Companies have been made in accordance with applicable Law.
3.7    Financial Statements; Indebtedness.
(a)    Schedule 3.7(a) sets forth the following financial statements (collectively the “Financial Statements”): (A) audited consolidated balance sheets and statements of income, members’ deficit and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2016, September 30, 2015 and September 30, 2014 for the Cobalt Companies, in each case, together with the independent auditor’s unqualified report thereon; and (B) unaudited balance sheets and statements of income and cash flows of each of the Cobalt Companies (the “Interim Financial Statements”) as of and for the month of April ended April 30, 2017 and the month of May ended May 28, 2017. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered, are derived from and are in accordance with the books and records of the Cobalt Companies, and present fairly the financial condition of the Cobalt Companies as of such dates and the results of operations and cash flows of the Cobalt Companies for such periods; provided that the Interim Financial Statements do not contain footnotes and do not include normal year-end and audit adjustments that are not material. The unaudited balance sheet of the Cobalt Companies as of May 28, 2017 is referred to as the “Latest Balance Sheet”.
(b)    Schedule 3.7(b) sets forth, as of the date hereof, all Indebtedness.
3.8    Events Subsequent. Since September 30, 2016, the Cobalt Companies have at all times operated in all material respects in the ordinary course of business consistent with past practice and there has not been any change, event, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or operating results of the Cobalt Companies, taken as a whole. Without limiting the foregoing, except as disclosed on Schedule 3.8 or as expressly provided in this Agreement, since September 30, 2016:
(a)    the Cobalt Companies have not effected any amendment or change to their respective Charter Documents or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of or involving any Cobalt Company;
(b)    the Cobalt Companies have not acquired, sold, licensed, leased, transferred, assigned or otherwise disposed of any of their assets, tangible or intangible, other than in the ordinary course of business or as contemplated in Section 2.2(c);
(c)    the Cobalt Companies have not entered into any transaction with any Insider or, other than in the ordinary course of business, any other third party, other than transactions involving amounts that do not exceed $50,000 in the aggregate per annum;
(d)    the Cobalt Companies have not (i) redeemed or purchased, directly or indirectly, any of their Equity Interests, (ii) issued, sold, or transferred any of their Equity Interests, (iii) subdivided, split, reclassified, combined or reversed split any of their Equity Interests or (iv) effected any recapitalization or restructuring;
(e)    the Cobalt Companies have not (i) borrowed any amount or issued or exchanged any notes or other evidences of any Indebtedness or incurred or become subject to Indebtedness, except under the Debt Arrangements and current liabilities incurred in the ordinary course of business consistent with past practice, (ii) directly or indirectly guaranteed the Indebtedness of any third party or (iii) incurred any Lien (other than a Permitted Lien);

(f)    the Cobalt Companies have not made (i) any capital expenditure outside the ordinary course of business or (ii) any loan, advance or capital contributions to, or investments in any other Person (other than investments in, and capital contributions to, other Cobalt Companies or immaterial loans or advances to non-executive employees in the ordinary course of business);
(g)    except in the ordinary course of business or as required by applicable Law, the Cobalt Companies have not made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing Material Contracts described on Schedule 3.14), or made or granted any increase in compensation under any Benefit Plan, or amended or terminated any existing Benefit Plan or adopted any new Benefit Plan;
(h)    the Cobalt Companies have not (i) made, changed or revoked any election in respect of Taxes, (ii) adopted or changed any method of Tax accounting or annual reporting, (iii) settled or compromised any federal, state, local or non U.S. Tax Liability, claim or assessment, (iv) filed any amended Tax Return, (v) entered into any closing agreement relating to any Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failed to pay any Tax when due and payable, (viii) surrendered any right to claim a Tax refund or (ix) changed any material method of accounting or accounting practice, other than such changes required by applicable Law or GAAP;
(i)    the Cobalt Companies have not entered into any Contract of a type described in the definition of Material Contract (other than in the ordinary course of business), and there has not been any material change to, or extension or termination of, or waiver of any material rights under, any such Contract (other than in the ordinary course of business);
(j)    the Cobalt Companies have not acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;
(k)    the Cobalt Companies have not waived, settled or compromised any material right or Proceeding or initiated any material Proceeding, excluding warranty claims by retail customers with respect to a particular boat so long as the aggregate of all paid claims with respect to such boat are less than (in the aggregate) $10,000; and

(l)    the Cobalt Companies have not authorized or committed to do any of the foregoing.
3.9    Absence of Undisclosed Liabilities. The Cobalt Companies have no material Liabilities, except for:
(a)    Liabilities reflected on the Latest Balance Sheet;
(b)    Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, none of which are material, individually or in the aggregate; and
(c)    executory obligations under any Contracts of a Cobalt Company, which obligations are not required under GAAP to be reflected on a consolidated balance sheet of the Company (including in the notes thereto).
3.10    Legal Compliance; Permits.
(a)    Except as set forth on Schedule 3.10(a), the Cobalt Companies have complied and are in compliance in all material respects with all applicable Laws, and no Proceeding has been filed or is pending or, to the Company’s knowledge, has been threatened, against the Cobalt Companies alleging any failure to so comply. The Company has made available to Buyer true, correct and complete copies of all of the policies of the Cobalt Companies related to legal compliance, employee training programs, ethical business practices and codes of conduct, and the Cobalt Companies and their operations are, and at all times in the past five years have been, in compliance in all material respects with all such policies. There is no, and during the past three years there has not been any, internal investigation pending by any Cobalt Company regarding any potential non-compliance with such policies or any Law or Order.
(b)    The Cobalt Companies have all material Permits necessary to own, lease and operate their assets and properties and to conduct their businesses, a true, correct and complete list of which is set forth on Schedule 3.10(b). All applications for, or renewals of, all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. All such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Cobalt Companies are in compliance in all material respects with all such Permits. There is no Proceeding pending, or to the knowledge of the Company, threatened, nor has any Cobalt Company received any written notice in the past three years from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any such Permit or alleging any failure to comply with any such Permit.
3.11    Title to Assets. The Cobalt Companies own good and marketable title, free and clear of all Liens, other than Permitted Liens, to all of the properties and assets reflected on the Latest Balance Sheet as owned, except for inventory and personal property which have been disposed of since the date of the Latest Balance Sheet in the ordinary course of business and except as set forth on Schedule 3.11 and Schedule 2.2(c). Except as set forth on Schedule 3.11, the facilities, machinery, equipment, and other tangible assets of the Cobalt Companies are in good operating condition and repair (except ordinary wear and tear), are located on Company Properties (except goods in transit or located elsewhere in the ordinary course of business), and are not in need in any material respect of renewal, renovation or replacement. The Cobalt Companies own good and marketable title, have a valid leasehold interest, or otherwise have the valid right to use all of the assets, properties and rights used by them, free and clear of all Liens other than

Permitted Liens, and such assets, properties and rights are sufficient to allow the Cobalt Companies to continue to conduct their respective businesses after the Closing as they are currently conducted. Except as set forth on Schedule 3.11, there are no facilities, services, employees, assets or properties which are used by any Cobalt Company that are shared with any other Person (other than another Cobalt Company).
3.12    Properties.
(a)    Lease and Subleases. Schedule 3.12(a) sets forth a true, correct and complete list of all real estate leases and subleases (collectively, the “Leases”) and each leased and subleased parcel of real property in which any Cobalt Company has a leasehold and/or subleasehold interest (collectively, the “Leased Real Property” and with the Real Property, the “Company Property”). Each of the Leases is in full force and effect and the Cobalt Companies hold a valid and existing leasehold or subleasehold interest under each of the Leases. Subject to Bankruptcy Exceptions, each Lease is legal, valid, binding, enforceable and in full force and effect, and neither the Cobalt Companies nor, to the Company’s knowledge, any other party to any Lease, is in breach or default thereof. To the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Lease or would lead to the termination, modification or acceleration of any Lease.
(b)    Real Property. Schedule 3.12(b)(i) sets forth a true, correct and complete list of the addresses for each parcel of Real Property. With respect to each parcel of Real Property, the Cobalt Companies own good and marketable fee simple title thereto, free and clear of all Liens, other than Permitted Liens. Schedule 3.12(b)(ii) sets forth a true, correct and complete list of any lease, sublease, license or similar agreement (any such lease, sublease, license or similar agreement, a “Real Property Occupancy Agreement”) that grants to any other Person any right to acquire, lease, use or occupy any Real Property or any portion thereof, other than those described in clause (vi) of the definition of Permitted Liens. Each of the Real Property Occupancy Agreements is in full force and effect and, subject to Bankruptcy Exceptions, is legal, valid, binding and enforceable, and neither the Cobalt Companies nor, to the Company’s knowledge, any other party thereto, is in material breach or default thereof. To the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Real Property Occupancy Agreement or would lead to the termination, modification or acceleration of any Real Property Occupancy Agreement.

(c)    With respect to each Company Property: (i) the current use of such Company Property and the operation of the businesses of the Cobalt Companies thereon does not violate in any material respect any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law; (ii) except (A) for the Real Property Occupancy Agreements, (B) for the Leases, (C) as stated in Schedule 3.12(b)(i) and (D) for those described in clause (vi) of the definition of Permitted Liens, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right to use or occupy any portion of such Company Property except in favor of the Cobalt Companies; and (iii) except pursuant to a Real Property Occupancy Agreement, there are no Persons in possession of such Company Property except the Cobalt Companies.
(d)    No part of any Company Property is subject to any building or use restrictions that would restrict or prevent the current use and operation of such Company Property, and each Company Property is properly and duly zoned for its current use, and such current use is a conforming use. No Governmental Authority having jurisdiction over any Company Property has issued or, to the knowledge of the Company, threatened to issue any notice or Order that adversely affects the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.
(e)    There does not exist any actual or, to the knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and no Cobalt Company has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Company Property or any part thereof.
(f)    To the knowledge of the Company, there is not any actual or pending imposition of any assessments for public improvements with respect to any Company Property, and, to the knowledge of the Company, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Company Property.
(g)    There exists no structural or other material defects or damages in or to any Company Property, whether latent or otherwise, and no Cobalt Company has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Company Property, or any part thereof, which would adversely affect the insurability thereof or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except as stated in Schedule 3.12(g), all water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Company Properties are fully operational and in working order and are sufficient to enable the Company Properties to continue to be used, occupied and operated in the manner currently being used, occupied and operated, and are supplied directly to the Company Properties by facilities of public utilities and are benefited by customary utility easements providing for the continued use and maintenance of such systems.

(h)    Within the past three years, no Company Property or part thereof has suffered any damage by fire or other casualty that has not heretofore been restored in all material respects to its original condition. No portion of any Company Property is located in a special flood hazard area as designated by any Governmental Authority.
(i)    No Cobalt Company has received any notice from any insurance company that has issued a policy with respect to any Company Property requesting performance of any structural or other repairs or alterations to such Company Property that have not been heretofore completed by the Cobalt Companies.
(j)    No Company Property is dependent for its access, operation or utility on any land, building or other improvement not part of such Company Property.
(k)    Except as stated in Schedule 3.12(b)(i), no Cobalt Company owns or holds, or is obligated under or party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
3.13    Tax Matters.
(a)    Tax Returns. Except as stated in Schedule 3.13(a), within the past six years, the Cobalt Companies have timely filed (taking into account valid extensions) all Tax Returns which are required to be filed. Such Tax Returns are complete and accurate in all material respects and were prepared in compliance in all material respects with all applicable Laws. The Cobalt Companies have paid all Taxes due and payable by them (whether or not shown on any Tax Return). None of the Cobalt Companies currently is the beneficiary of any extension of time within which to file any Tax Return. Except as stated in Schedule 3.13(a)(i), within the past five years no written claim has ever been made by any authority in a jurisdiction where the Cobalt Companies do not file Tax Returns that any Cobalt Company is or may be subject to taxation by that jurisdiction. Schedule 3.13(a)(ii) sets forth a list of all jurisdictions in which the Cobalt Companies file Tax Returns.
(b)    Tax Withholdings. The Cobalt Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and all forms required with respect thereto, including without limitation Forms W-2 and 1099 and corresponding or equivalent non-U.S. forms, have been properly completed and timely filed.

(c)    The Company (i) has been treated as a partnership for U.S. federal Income Tax purposes since its formation and no election is pending to treat the Company as a corporation for any U.S. federal Income Tax purposes and (ii) has made a valid Code Section 754 election that is still in effect. Each of the other Cobalt Companies has the Tax classification set forth on Schedule 3.13(c).
(d)    The Financial Statements contain adequate accruals in accordance with GAAP for all unpaid Taxes of the Cobalt Companies through the dates thereof, and none of the Cobalt Companies has incurred any Liability for Taxes subsequent to the date of the Latest Balance Sheet except in the ordinary course of business.
(e)    The Company has made available to Buyer true, correct and complete copies of all federal and state Income Tax Returns of the Cobalt Companies for all periods ending on or after December 31, 2013 and all other Tax Returns of the Cobalt Companies requested by Buyer in writing.
(f)    The assets of the Cobalt Companies are not subject to any Liens for unpaid Taxes, other than Permitted Liens.
(g)    No claim for any Taxes has been asserted against any of the Cobalt Companies that has not been resolved and/or paid in full, and there is no Tax audit or similar Proceeding now in progress, pending or, to the knowledge of the Company, threatened against or with respect to any of the Cobalt Companies. None of the Cobalt Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.
(h)    None of the Cobalt Companies has engaged in a “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b)(1).
(i)    Each of the Cobalt Companies is, and at all times in the last six years has been, in compliance in all material respects with all applicable escheat, abandoned property and other similar Laws, and none of the Cobalt Companies has any Liability under any escheat, abandoned property or any other similar Law (including, for the avoidance of doubt, any interest or penalties imposed with respect thereto).
(j)    All related party transactions involving the Cobalt Companies have been at arms’ length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any similar provisions of state, local or foreign Law), and each of the Cobalt Companies has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

(k)    The Company is not obligated to make any Tax distributions to its members following the Closing.
3.14    Contracts and Commitments.
(a)    Excluding this Agreement, Schedule 3.14(a) sets forth a list of all of the following Contracts to which a Cobalt Company is a party or is otherwise bound (collectively, “Material Contracts”):

(1)
Contracts for the employment of any officer, individual employee, or other Person or entity on a full-time, part-time, consulting or other basis, other than on an at-will basis with no severance or notice requirements, any Contracts providing severance or other termination benefits for any such Person, or any Contract relating to loans to or from executive officers, directors or Affiliates other than immaterial advances to such Persons made by a Cobalt Company in the ordinary course of business;

(2)
Contracts requiring payment, or being reasonably likely to result in payment, by any party to the Contract of more than $150,000 annually or with a term of more than three years, other than (for purposes of this subclause (2)) any such Contract for the sale of inventory by a Cobalt Company to a dealer or distributor or for the purchase of inventory by a Cobalt Company from a supplier, in each case, in the ordinary course of business (provided that, notwithstanding the foregoing, any such Contract with a supplier shall nonetheless be deemed a Material Contract);

(3)
Contracts relating to (A) Indebtedness of the Cobalt Companies (including the borrowing of money) or (B) the mortgaging, pledging, or otherwise placing a Lien on any asset or group of assets of any Cobalt Company, other than Permitted Liens;

(4)	Contracts relating to the lending or investing of funds other than immaterial advances to directors, managers, or employees made by a Cobalt Company in the ordinary course of business;

(5)	Leases or other Contracts under which it is lessee of or holds or operates any property, real or personal, owned by any other party;

(6)	Leases or other Contracts under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(7)
Contracts involving Intellectual Property Rights that are material to any Cobalt Company (including, for clarity, Contracts that include an assignment, license, indemnification or agreement with respect to any such Intellectual Property Rights), excluding (A) non-disclosure agreements entered into the ordinary course of business that provided only limited rights to use and evaluate the confidential information disclosed thereunder; (B) Contracts for a non-exclusive license to commercially available off-the-shelf software or firmware (including software provided as a service) licensed under standard terms and not exceeding $25,000 in cost in the aggregate; (C) non-exclusive licenses to vendors and service providers terminable at will by the Cobalt Company; and (D) contracts with employees covering Intellectual Property Rights created within the scope of their employment;

(8)
Contracts containing any covenant that in any way purports to restrict the right or freedom of any Cobalt Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, (C) conduct any activity in any geographic area or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(9)	Contracts with any dealer, distributor, sales representative or supplier required to be listed on Schedule 3.24;

(10)	Contracts that involve a repurchase obligation with respect to products of the Cobalt Companies;

(11)	Contracts that relate to the development or joint development of any products of the Cobalt Companies, other than employment agreements with employees of the Cobalt Companies;

(12)	Contracts with any Insider;

(13)
Contracts involving the waiver, compromise, or settlement of any material right or Proceeding within the past three years or for which a Cobalt Company has not fully performed as of the date hereof; or

(14)
Contracts (A) that provide for any exclusivity arrangements, that provides for unexpired rights of first or last offer or that includes a provision of the type commonly referred to as a “most-favored nations”, “of the essence”, or “key man” provision, (B) that provide for a collective bargaining agreement or similar Contract with any labor union, works council or other labor organization, (C) that require payments upon a “change of control” of any Cobalt Company, (D) that are with a Governmental Authority, (E) that provide for material indemnification obligations by the Company of any Person (other than in the ordinary course with respect to the sale of products or services of the Cobalt Companies), (F) involving the establishment of, contribution to, or operation of a joint venture, partnership or other similar arrangement or otherwise relating to any investment made in any other Person or other acquisition, (G) involving a merger, consolidation or business combination or (H) appointing any agent to act on behalf of any Cobalt Company or granting any power of attorney by any Cobalt Company other than such appointments for international boat transfers in the ordinary course of business.

(b)    Effect of Each Material Contract. True, correct and complete copies of all Material Contracts (or written summaries of any oral Contracts), other than those described in the parenthetical at the end of Section 3.14(a)(2), have been made available to Buyer. Except as stated in Schedule 3.14(b), each Material Contract is (i) a legally valid, binding obligation of the Cobalt Company party thereto and, to the Company’s knowledge, each other party thereto, (ii) in full force and effect and (iii) enforceable in accordance with its terms against the Cobalt Company party thereto and, to the Company’s knowledge, each other party thereto, subject to the Bankruptcy Exceptions. The Cobalt Companies, and to the Company’s knowledge, each other party to each Material Contract, have performed all obligations required to be performed thereunder in all material respects and are not in default under or in breach of, or in receipt of any claim of default under or breach of, any Material Contract, in any material respect, and, to the Company’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach, or event of noncompliance under any such Material Contract, in any material respect, or that would allow any party to such Material Contract to terminate, modify, or accelerate any rights under any such Contract. There are no material disputes pending with respect to any Material Contract. To the knowledge of the Company, no Person intends to terminate or materially modify any Material Contract.
3.15    Insurance. Schedule 3.15 lists each insurance policy maintained by the Cobalt Companies with respect to its properties, assets, and businesses and any bonds related thereto. True, correct and complete copies of all such policies have been made available to Buyer. All of such insurance policies are in full force and effect, the Cobalt Companies have paid all premiums due through the Agreement Date, and the Cobalt Companies are not in default in any material respect with respect to their obligations under any of such insurance policies and have not received any notification of cancellation, non-renewal, or default of any of such insurance policies. In the past three years, (a) no Cobalt Company has been refused any insurance or had its coverage limited by any insurance carrier to which it has applied for insurance or suffered an involuntary cancellation of any insurance policy, (b) the Cobalt Companies have had in place insurance policies sufficient for compliance with all requirements of applicable Law and all Contracts to which any Cobalt Company was then a party or otherwise bound and (c) no Cobalt Company has received any notice that any insurer under any such policy is denying, questioning or disputing liability or coverage with respect to a claim thereunder.
3.16    Product Liabilities and Warranties.

(a)    Each product designed, manufactured, sold, leased, provided or delivered by a Cobalt Company, and each service provided by a Cobalt Company, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity in all material respects with the specifications for such product or service, as applicable, and applicable contractual commitments, Laws and warranties. There are no material defects in any such product or service, and in the past six years (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any such product or service, and to the knowledge of the Company there is no reasonable basis for any of the foregoing, and (ii) no Cobalt Company has been required to file, or has filed, any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service, and, to the knowledge of the Company, there is no reasonable basis for any of the foregoing.
(b)    Schedule 3.16(b) sets forth a true, correct and complete list of (i) all boats sold by the Company for which the aggregate of all paid warranty claims in the past three years exceeded $10,000, as well as the aggregate of all such claims per boat, and (ii) all boats repurchased by the Company in the past three years due to warranty issues or other claims or disputes as well as the customer, issue, cost incurred to date, and status. Except as set forth on Schedule 3.16(b), there are and within the past three years were no other warranty claims or disputes against or involving a Cobalt Company or any other material claims or disputes against or involving a Cobalt Company, in any case, with respect to any product or service designed, manufactured, sold, leased or delivered by a Cobalt Company (excluding warranty claims by retail customers with respect to a particular boat so long as the aggregate of all paid warranty claims with respect to such boat are less than (in the aggregate) $10,000 (such excluded claims, “Excluded Warranty Claims”)).
(c)    Within the past five years, no Governmental Authority has alleged that any product designed, manufactured, sold, or leased by any Cobalt Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority that has not been adequately remedied.
(d)    Schedule 3.16(d) sets forth the standard forms of warranties used by the Cobalt Companies. Except as set forth in Schedule 3.16(d) or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof), no Cobalt Company has given to any Person any guaranty or warranty, right of return, or other indemnity or remedy relating to the products designed, manufactured, sold, leased, provided or delivered by any Cobalt Company or the services provided by any Cobalt Company. No Cobalt Company has any Liability with respect to products or services of the Cobalt Companies except as set forth in such standard forms of warranties or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof).

3.17    Intellectual Property.
(a)    Schedule 3.17(a) sets forth a true, correct and complete list of all (i) Intellectual Property Rights owned (in whole or in part) by or filed in the name of a Cobalt Company that are the subject of any registration or application with any Governmental Authority, including, for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable (all items required to be listed, “Registered Intellectual Property Assets”), (ii) all material unregistered Trademarks that are owned (in whole or in part) by a Cobalt Company and (iii) any pending or, to the knowledge of the Company, threatened Proceedings (including interference, opposition, or re-examination Proceedings) before any Governmental Authority (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Registered Intellectual Property Assets are involved, but excluding office actions or administrative actions that do not materially restrict the use, transfer, or licensing thereof by the Cobalt Companies, or which reasonably could not be expected to materially and adversely affect the validity, use, or enforceability.
(b)    No Registered Intellectual Property Asset is subject to any Proceeding or outstanding Order materially restricting the use, transfer, or licensing thereof by the Cobalt Companies, or which reasonably could be expected to materially and adversely affect the validity, use, or enforceability of such Registered Intellectual Property Asset.
(c)    The Cobalt Companies exclusively own and possess, all right, title and interest in and to the Company Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens). No Cobalt Company has: (i) granted to any Person any exclusive licenses to Company Owned Intellectual Property Rights, (ii) transferred or assigned to any Person (other than the Cobalt Companies) any Company Owned Intellectual Property Rights that were, at the time of transfer or assignment, material to such Cobalt Company or (iii) permitted its rights in any Company Owned Intellectual Property Rights material to the Cobalt Companies to lapse or enter the public domain, other than by operation of Law and not because of the act or omission of the Cobalt Companies. No Company Owned Intellectual Property Rights material to the Cobalt Companies are subject to any Proceeding or outstanding Order materially restricting the use, transfer, exploitation, or licensing thereof by the Cobalt Companies, or which reasonably could be expected to materially and adversely affect the validity, use, or enforceability of such Company Owned Intellectual Property Rights. Immediately following the Closing, all Company Owned Intellectual Property Rights material to the Cobalt Companies will be fully transferable, alienable, or licensable by the Cobalt Companies without restriction and without payment of any kind to any Person.

(d)    Each Registered Intellectual Property Asset is subsisting, valid and, excluding pending applications, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property Asset has been paid, and all documents, recordations and certificates necessary to be filed by an Cobalt Company to maintain the effectiveness of such Registered Intellectual Property Assets have been filed with the relevant Governmental Authority. The applicable Cobalt Company has recorded each assignment of rights in Registered Intellectual Property Assets to such Cobalt Company by a Person with the applicable Governmental Authority. Except as stated in Schedule 3.17(a), there are no actions that must be taken by a Cobalt Company within 120 days after the Agreement Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Assets.
(e)    The consummation of the transactions contemplated by this Agreement will not result in, or give any other Person the right or option to cause, pursuant to any Contract to which a Cobalt Company is party: (i) a loss of, or imposition of any Lien on any Company Owned Intellectual Property Rights material to the Cobalt Companies or, to the knowledge of the Company, any Intellectual Property Rights owned by Buyer or its Affiliates; (ii) the license, delivery, or assignment of any Company Owned Intellectual Property Rights material to the Cobalt Companies or, to the knowledge of the Company, any Intellectual Property Rights owned by Buyer or its Affiliates; (iii) the termination or material alteration of a Cobalt Company’s rights in and to any Company Owned Intellectual Property Rights material to the Cobalt Companies or, to the knowledge of the Company, Buyer’s or its Affiliates’ rights in and to any Intellectual Property Rights owned by Buyer or its Affiliates; or (iv) a Cobalt Company or, to the knowledge of the Company, Buyer or Buyer’s Affiliates, being obligated to pay any material amounts to any Person materially in excess of those payable by such Cobalt Company prior to the Closing (except for increased fees due to an increase in usage or sales).
(f)    Except as stated in Schedule 3.17(f), no computer software licensed or used by the Cobalt Companies is custom software.
(g)    Except as stated in Schedule 3.17(g), neither the operation of the businesses of the Cobalt Companies as currently conducted nor the use, exploitation, development, marketing, license, sale, furnishing or use of any product or service currently licensed, sold or provided by the Cobalt Companies has infringed, violated, misappropriated, or diluted or infringes, violates, misappropriates, or dilutes the Intellectual Property Right of any Person or has constituted or does constitute unfair competition or trade practices under the Laws of any applicable jurisdiction. Except as stated in Schedule 3.17(g), there are no, and have been no, Proceedings or written inquiries alleging any of the foregoing.

(h)    The Cobalt Companies have not received written notice from any Person alleging that the operation of the businesses of the Cobalt Companies or the exploitation of any product or service of the Cobalt Companies has infringed, violated, misappropriated, or diluted, or does infringe, violate, misappropriate, or dilute the Intellectual Property Rights of any Person or has constituted or does constitute unfair competition or trade practices under the Laws of any jurisdiction. The Cobalt Companies have not received any written request from any Person for indemnification with respect to infringement, violation, misappropriation, or dilution of Intellectual Property Rights.
(i)    Except as set forth in Schedule 3.17(i), to the knowledge of the Company, no Person has or is infringing, violating, misappropriating, or diluting any material Company Owned Intellectual Property Rights and no Cobalt Company has instituted any Proceedings or inquiries alleging the foregoing or provided written notice to any Person alleging the foregoing that has not been resolved.
(j)    The Cobalt Companies take, and have taken at all times, reasonable steps to protect, preserve, and maintain the Cobalt Companies’ rights in the material Trade Secrets owned by, licensed to, or in the possession of the Cobalt Companies. No confidential information or technology that is material to the Cobalt Companies and that the Cobalt Companies currently protect or attempt to protect as a Trade Secret has entered the public domain. To the knowledge of the Company, no current or former employee, consultant, contractor or agent of the Cobalt Companies has misappropriated or disclosed without authorization the Trade Secrets owned by, licensed to, or in the possession of the Cobalt Companies.
(k)    All current and former employees, consultants, contractors and agents of the Cobalt Companies who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any material Intellectual Property Rights for or on the behalf of the Cobalt Companies have executed valid and enforceable Contracts in the applicable forms set forth on Schedule 3.17(k) or are subject to obligations under applicable Law that would qualify such Intellectual Property Rights as a work made for hire or an invention for hire and, to the knowledge of the Company, none of such employees, consultants, contractors or agents are, or have been in, breach of such Contracts. To the knowledge of the Company, no current or former employee, consultant, contractor, or agent of the Cobalt Companies is bound by any Contract restricting such employee, consultant, contractor, or agent from performing such employee’s, consultant, contractor’s or agent’s duties for the Cobalt Companies or in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee’s, consultant’s contractor’s or agent’s activities as an employee, consultant, contractor or agent of the Cobalt Companies.
3.18    Litigation. Except as listed on Schedule 3.18 and other than (x) Excluded Warranty Claims and (y) routine workers compensation claims covered by insurance:

(a)    There are no, and in the past three years there have not been any, material Proceedings pending or, to the Company’s knowledge, threatened against any Cobalt Company, any Cobalt Company’s assets or properties, the Equity Interests of any Cobalt Company or any officer, manager, director or employee of any Cobalt Company in their capacity as such.
(b)    There are no material Proceedings by any Cobalt Company currently pending or that any Cobalt Company intends to initiate.
(c)    No Cobalt Companies are subject to or otherwise bound by (i) any Orders or (ii) any settlement agreements entered into within the past three years or for which a Cobalt Company has not fully performed its obligations thereunder as of the date hereof. The Cobalt Companies are and have been in compliance in all material respects with all of their obligations under any Orders or settlement agreements to which any Cobalt Company is subject or is otherwise bound.
3.19    Employees.
(a)    Schedule 3.19(a) sets forth a true, correct and complete list of all current employees of the Cobalt Companies, and for each such employee, his or her: (i) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (ii) hourly rate of compensation or base salary (as applicable), (iii) total 2016 compensation, (iv) vacation accrual rate, (v) accrued but unused vacation and (vi) commencement date of employment. Schedule 3.19(a) also lists all current independent contractors of the Cobalt Companies who perform services for the Cobalt Companies on a full-time basis, and for each such independent contractor, his or her: (x) terms of compensation, (y) total 2016 compensation and (z) commencement date.
(b)    None of the Cobalt Companies is party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of the Cobalt Companies. There are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any employee of the Cobalt Companies, and to the knowledge of the Company, no labor union or organization is engaged in any organizing activity with respect to any employee of the Cobalt Companies. In the three years prior to the date hereof, there has not been, and there is not now pending or, to the knowledge of the Company, threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Cobalt Companies or (ii) any unfair labor practice charge against the Cobalt Companies.
(c)    In the three years prior to the date hereof, none of the Cobalt Companies has effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Cobalt Companies or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of the Cobalt Companies.

(d)    The Cobalt Companies have complied and are in compliance in all material respects with all Laws relating to employees and employee wages, hours, classification of employees (as exempt or non-exempt, as independent contractors or employees, or otherwise), termination, equal opportunity, collective bargaining and the payment of social security and other Taxes applicable to the Cobalt Companies.
(e)    To the Company’s knowledge no current or former employee of any Cobalt Company has any claim against any Cobalt Company for overtime pay, wages, salary, or bonus, excluding current payroll periods, or any violation of any statute, ordinance or regulation relating to wages, maximum hours or other terms or conditions of employment of such employee.
3.20    Employee Benefits.
(a)    Schedule 3.20(a) lists each Benefit Plan.
(b)    The Cobalt Companies have delivered true, correct and complete copies of the following documents to Buyer with respect to each Benefit Plan: (i) all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Authority received in the last three years, (viii) all discrimination tests for the most recent three plan years and (ix) all material written Contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance Contracts.
(c)    Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws and Orders (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans.
(d)    Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination.

(e)    No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Cobalt Companies or any of their respective current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(f)    None of the Cobalt Companies is subject to any Liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.
(g)    The Cobalt Companies have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act. None of the Cobalt Companies is subject to any Liability or penalty under Section 4980H of the Code.
(h)    No “Prohibited Transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan.
(i)    All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Benefit Plans, have been timely made or accrued.
(j)    No Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Company’s knowledge, threatened, against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or Proceedings pending or, to the Company’s knowledge, threatened by the IRS, DOL or any other Governmental Authority with respect to any Benefit Plan.
(k)    No Benefit Plan provides, or reflects or represents any Liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment, other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code.

(l)    Except as set forth on Schedule 3.20(l), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan or (iii) trigger any obligation to fund any Benefit Plan.
(m)    There is no Contract, plan or arrangement covering any current or former employee, director or consultant of the Cobalt Companies that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Cobalt Companies by reason of Section 280G of the Code.
(n)    Except as set forth on Schedule 3.20(n), with respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
(o)    None of the Cobalt Companies has any Liability to pay or reimburse any Taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.
(p)    No Benefit Plan is maintained outside the jurisdiction of the U.S. or covers any employee residing or working outside the U.S.
3.21    Environmental, Health, and Safety Matters. Except as disclosed on Schedule 3.21:
(a)    The Cobalt Companies have complied and are in compliance, in all material respects, with all Environmental and Safety Requirements.
(b)    Without limiting the generality of the foregoing, the Cobalt Companies have, in all material respects, obtained and complied with, are in compliance with, and have timely applied for any required renewals, of all Permits, licenses, and other authorizations required pursuant to Environmental and Safety Requirements, and no condition exists that would reasonably be expected to result in the revocation or non-renewal thereof by any Governmental Authority.

(c)    The Cobalt Companies have not received any claim, written notice, report, notice of investigation or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Cobalt Companies or their facilities and arising under Environmental and Safety Requirements.
(d)    The Cobalt Companies have not incurred any material Liabilities under any Environmental and Safety Requirements.
(e)    None of the property owned, leased, occupied, or operated by the Cobalt Companies is affected by any condition, and there has been no activity or failure to take any action by the Cobalt Companies, that could reasonably be expected to result in any material Liability or obligation under any Environmental and Safety Requirements.
(f)    There is no Hazardous Substance present in quantities greater than those allowed by applicable Environmental and Safety Requirements on or in the environment at any Company Property. There has been no disposal, treatment or Release of a Hazardous Substance, material or waste to the environment at any facility now operated by the Cobalt Companies (or any predecessor for which they may be responsible) or at any facility formerly owned or operated by the Cobalt Companies (or any predecessor for which it may be responsible) that, in each case, that could give rise to material Liability under any Environmental and Safety Requirements. No employee of the Cobalt Companies or other Person has been injured as a result of Release of a Hazardous Substance at any facility currently or formerly operated by the Cobalt Companies.
(g)    No waste has been disposed of by the Cobalt Companies at any site or location that could give rise to material Liability under any Environmental and Safety Requirements.
(h)    True, correct and complete copies of all Phase One, Phase Two, and other environmental assessments or reports, and all environmental compliance audits of facilities now or, within the last 5 years, formerly owned, leased, controlled or operated by the Cobalt Companies within the possession of the Cobalt Companies have been made available to Buyer.
(i)    The Cobalt Companies have not assumed by contract (including any administrative order, consent agreement, lease or sale lease-back) or operation of law, or otherwise agreed, to: (i) indemnify or hold harmless any other Person for any material violation of any Environmental and Safety Requirement or any material obligation or Liability thereunder; (ii) assume any material Liability for any Release of any Hazardous Substance, conduct any response, removal or remedial action with regard to any Release of any Hazardous Substance, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Substance; or (iii) release or waive any Liability that would impair any claim, demand or other Proceeding related to any material Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release.

(j)    No underground storage tanks, friable asbestos, lead-based paint or polychlorinated biphenyls are located at any property currently owned, leased or operated by the Cobalt Companies.
3.22    Accounts Receivable. The notes and accounts receivable reflected in the Latest Balance Sheet, and all notes and accounts receivable of the Cobalt Companies arising since the Latest Balance Sheet, represent bona fide obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable are subject to no valid defenses, counterclaims or rights of setoff or any claims or disputes and, to the knowledge of the Company, are collectible in the ordinary course of business, except in the case of notes and accounts receivable shown on the Latest Balance Sheet, to the extent of the reserves set forth on the face of the Latest Balance Sheet, and, in the case of accounts receivable arising since the Latest Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the Latest Balance Sheet.
3.23    Inventory. The values at which inventories of the Cobalt Companies are shown on the Latest Balance Sheet are true and correct in all material respects as of the date of the Latest Balance Sheet and have been determined in accordance with the historical valuation policy of the Cobalt Companies, consistently applied and in accordance with GAAP. Such inventories (and items of inventory of the Cobalt Companies acquired or manufactured subsequent to the Latest Balance Sheet) consist only of items of quality and quantity commercially usable and, with respect to finished goods, salable, in the ordinary course of business consistent with past practice and are not obsolete, damaged or defective, except to the extent of any reserve therefor on the Latest Balance Sheet. The present quantities of the inventories of the Cobalt Companies are reasonable in the present circumstances of the businesses of the Cobalt Companies. Except as stated in Schedule 3.23, all inventories (other than goods in transit or goods located off-site, in any case, in the ordinary course of business) of the Cobalt Companies are located on the premises of a Cobalt Company.
3.24    Top Dealers, Distributors, Sales Representatives and Suppliers. Schedule 3.24 sets forth a true, correct and complete list of the top 30 dealers, distributors and sales representatives and top 20 suppliers of the Cobalt Companies as measured by revenue, in the case of dealers, distributors and sales representatives, and expenditure, in the case of suppliers, for the 12-month period ended March 31, 2017 (including a break-down of revenue or expenditures attributable to each such Person), with related or affiliated Persons aggregated and treated as a single Persons for purposes hereof but with each such Person nevertheless separately listed on such Schedule. Since January 1, 2016, no such Person has materially changed the terms of its relationship with the Cobalt Companies or indicated to a Cobalt Company that such Person intends to terminate its relationship with the Cobalt Companies or materially change the terms of its relationship with the Cobalt Companies (including to materially reduce its purchases from, or sales to the Cobalt Companies’ businesses, as the case may be, or to materially increase the amount charged for the supply of certain materials, products or services) nor has there been any material dispute with any such Person.

3.25    Business Practices.
(a)    None of the Cobalt Companies or any of their respective directors, managers, officers, employees, agents or other Persons acting on behalf of the Cobalt Companies has directly or indirectly: (a) offered, authorized, or given anything of value (including payments, contributions, gifts or otherwise) to any employee, agent or official of a Governmental Authority, any political party or official, agent or employee thereof, or any candidate for political office with the intent of obtaining any improper advantage, improperly affecting or influencing any act or decision of any such Person, assisting any Cobalt Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment; or (b) taken any other action in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) any other applicable anti-corruption, anti-bribery, recordkeeping or internal controls Laws, (iii) any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws or (iv) any other Law of similar purpose and scope. The Company has disclosed to Buyer any alleged or actual fraud, whether or not material, known to the Company and occurring any time during the past three years with respect to any Cobalt Company.
(b)    None of the Cobalt Companies have directly or indirectly engaged in any transactions with: (i) any Person then-listed on any sanctions list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any Person that is 50% or more owned, directly or indirectly by any Person then-listed on any sanctions list maintained by OFAC; or (iii) any Person located, organized or resident in a country or territory that is the subject of U.S. comprehensive economic sanctions (as of the date hereof, comprising the Crimea region of Ukraine, Cuba, Iran, North Korea,  and Syria). The Cobalt Companies have not engaged in any transactions in violation of applicable anti-money laundering Laws or, to the knowledge of the Company, engaged in any transactions involving funds derived from any criminal activity.
4.    Unitholders’ Representations and Warranties. Each Unitholder separately (and not jointly) represents and warrants to Buyer as follows:
4.1    Organization of FE II, Inc.
If such Unitholder is FE II, Inc., (a) such Unitholder is a corporation validly existing and in good standing under the Laws of the State of Kansas, (b) the Pack Trust owns 33.15% of the shares of such Unitholder, the Jill Trust owns 33.15% of the shares of such Unitholder, William Paxson St. Clair, Jr. owns 17.80% of the shares of such Unitholder, Mary Whitney Callan owns 15.90% of the shares of such Unitholder, and there are no Equity Interests in such Unitholder issued, outstanding or reserved, and (c) such Unitholder is a holding company that has no material Liabilities.

4.2    Authorization of Transaction. Such Unitholder has full right, capacity (if such Unitholder is an individual), power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Unitholder is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly authorized by all requisite action on the part of such Unitholder for which authorization is necessary. This Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject only to the Bankruptcy Exceptions.
4.3    Non-Contravention.
(a)    No Breach. The execution and the delivery of this Agreement and each Ancillary Agreement to which such Unitholder is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement will not:

(1)	violate any Law or Order to which such Unitholder is subject or is otherwise bound;

(2)	violate any provision of such Unitholder’s Charter Documents, if such Unitholder is a legal entity; or

(3)	conflict with, result in a breach of, or constitute a default under any Contract to which the Unitholder is party or by which such Unitholder’s Units are bound or subject.
(b)    No Consent or Notice. Such Unitholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
4.4    Brokers’ Fees. Such Unitholder has not incurred any liability or obligation on behalf of any Cobalt Company or otherwise to pay any fees or commissions or other amounts to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except with respect to Raymond James & Associates, Inc., all of which will be borne by Sellers as a Company Transaction Cost.
4.5    Title to the Units. Such Unitholder has good and marketable title to his, her or its Units set forth opposite their name on Schedule 3.6(a), free and clear of all Liens, except for restrictions on transfer (a) arising under applicable securities Laws or (b) set forth in the Limited Liability Company Agreement, and such Units constitute all of the Equity Interests of any Cobalt Company owned or held by such Unitholder. Immediately after Closing, Buyer will own such Units free and clear of all Liens, except for such restrictions on transfer. Other than pursuant to the Limited Liability Company Agreement, such Unitholder is not party to any Contract that would require such Unitholder to sell, transfer or otherwise dispose of any Units (other than this Agreement) and such Unitholder is not party to any voting trust, proxy or other Contract with respect to the voting of any Units.

4.6    Status of Unitholder. If such Unitholder is William Paxson St. Clair, Jr.:
(a)    Such Unitholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such Unitholder is able to bear the economic risks of holding the shares of MBUU Common Stock to be issued to such Unitholder under this Agreement for an indefinite period, and has knowledge and experience in financial and business matters such that he is capable of evaluating the risks and merits of the investment in and of protecting his own interests in connection with such shares. Such Unitholder has had an opportunity to receive all information related to Malibu Boats, Inc. requested by such Unitholder and to discuss, ask questions of and receive answers from Malibu Boats, Inc. regarding Malibu Boats, Inc.’s proposed business, management, financial affairs and the terms and conditions of the offering of the MBUU Common Stock with Malibu Boats, Inc.’s management. Such Unitholder is not a person identified in clause (1) of Rule 506(d) under the Securities Act that is subject to a disqualification event listed in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for any such event subject to the exceptions set forth in Rule 506(d)(2) or (d)(3) under the Securities Act.
(b)    Such Unitholder did not make the decision to invest in the MBUU Common Stock as a result of, and such Unitholder is not aware of, any form of general solicitation or advertising with respect to the offering of the MBUU Common Stock. Such Unitholder is acquiring such shares for his own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Such Unitholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the person or to any third person with respect to any of the shares of MBUU Common Stock.
(c)    Such Unitholder agrees that such shares are characterized as “restricted securities” under U.S. securities Laws and may be resold without registration under the Securities Act only in certain limited circumstances, that the Company has no obligation to register or qualify such shares for resale, that any exemption may be conditioned on various requirements (such as time and manner of sale, holding period, and on requirements relating to the Company which are outside of such Unitholder’s control, and which the Company is under no obligation and may not be able to satisfy), and that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Laws or an exemption from such registration under such Laws and applicable trading blackout periods.

(d)    Such Unitholder understands that the certificates evidencing such shares may bear the following legend and any other legend required by applicable Law:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”
5.    Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers as follows:
5.1    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
5.2    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly authorized by all requisite action on the part of Buyer. This Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the Bankruptcy Exceptions.
5.3    Non-Contravention.
(a)    No Breach. The execution and the delivery of this Agreement and the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement will not:

(1)	violate any Law or Order to which Buyer is subject or is otherwise bound;

(2)	violate any provision of Buyer’s Charter Documents; or

(3)	conflict with, result in a breach of, or constitute a default under any material Contract to which Buyer is party or by which it is bound or to which any of its assets is subject.

(b)    No Consent or Notice. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.
5.4    Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions or other amounts to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except with respect to Moelis & Company, all of which will be borne by Buyer.
5.5    Available Funds. Buyer is creditworthy and has sufficient cash or other readily available financial resources (including amounts available under any existing credit facility of Buyer or its Affiliates) to fund the Purchase Price in full and to pay all other amounts required to be paid by Buyer under this Agreement and transactions contemplated under this Agreement.
5.6    Investment Intent. Buyer is not acquiring the Units with a view to or for sale in connection with any distribution of the Units within the meaning of the Securities Act.
6.    Covenants.
6.1    Conduct of Business.
(a)    During the period commencing with the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company will do or cause to be done the following, except for those transactions or actions expressly contemplated by this Agreement or with Buyer’s prior written consent (which consent will not be unreasonably withheld or delayed):

(1)	conduct its business (and will cause its Subsidiaries to conduct their respective businesses) in the ordinary course of business;

(2)
use its commercially reasonable efforts to (A) preserve intact the Cobalt Companies’ business organization, Contracts and Permits and (B) keep available the services of the Cobalt Companies’ managers, directors, officers and key employees (other than terminations for cause) and maintain relationships with all dealers, distributors, sales representatives, suppliers and other Persons, in each case having material business relationships with the Cobalt Companies;

(3)
maintain the Cobalt Companies’ cash management practices, maintain the Cobalt Companies’ policies, practices and procedures with respect to collection of receivables, and pay vendors in accordance with their normal payment terms consistent with past practice, and in each case, in the ordinary course of business;

(4)	comply in all material respects with all Laws and Contracts applicable to or binding upon the Cobalt Companies or relating to the Cobalt Companies’ businesses, assets or properties; and

(5)	use commercially reasonable efforts to satisfy each of the conditions to Closing expressly set forth in Section 7.1 as soon as practicable.
(b)    In furtherance and not in limitation of Section 6.1(a), except as otherwise expressly provided by this Agreement or as may be required by Law, during the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall not, and shall not cause or permit any of its Subsidiaries to, do or cause to be done any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(1)	amend any Charter Document;

(2)
(A) issue, sell, create, authorize, redeem, purchase or otherwise acquire any Equity Interests; (B) sell, transfer, pledge or otherwise dispose of any Equity Interests in any Subsidiary of the Company; (C) subdivide, split, reclassify, combine or reverse split any Equity Interests; (D) effect any liquidation, dissolution, winding up, recapitalization or restructuring; (E) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (F) declare, set aside or pay any dividend or other distribution in respect of any Equity Interests (other than as contemplated by Section 2.2(c) and other than distributions of cash); or (G) merge or consolidate with, acquire, or enter into any other business combination with any Person other than pursuant to this Agreement;

(3)
purchase, acquire, sell, assign, transfer, lease, license or otherwise dispose of any assets that are individually or in the aggregate material to the businesses of the Cobalt Companies, other than the sale or purchase of inventory in the ordinary course of business or as contemplated by Section 2.2(c);

(4)	change any material method of accounting or accounting practice, other than such changes required by applicable Law or GAAP;

(5)
except as required by any Benefit Plan in effect as of the Agreement Date: (A) increase the compensation payable or that could become payable to managers, directors, officers or employees; (B) enter into any new, or amend any existing, employment, severance, retention or change in control agreement, other than entering new at-will employment agreements with no severance or notice requirements; (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under, any material Benefit Plan; or (D) terminate any management, supervisory or other key personnel (other than for cause) or any group of employees (other than for cause) of the Cobalt Companies;

(6)
(A) create, incur, or assume any Indebtedness (other than draws under existing credit facilities or transactions under the Foreign Master Factoring Agreements in the ordinary course of business); (B) make any loan, advance, investment or capital contribution to, or other investment in any Person, other than loans, advances, investments and capital contributions by or solely among the Cobalt Companies made in the ordinary course of business and other than advances of expenses to employees and consultants in the ordinary course of business; or (C) create or incur any Lien (other than Permitted Liens) on any of the assets or properties of the Cobalt Companies;

(7)	implement any facility closing or layoff of employees that would require notification under the WARN Act;

(8)
modify, extend (other than automatically in accordance with its terms) or terminate (other than pursuant to an expiration in accordance with its terms) or waive any material rights under any Material Contract (or Contract that would be a Material Contract if it had been entered into prior to the date hereof) or enter into any Material Contract;

(9)	forgive, cancel, waive, settle or compromise any material right;

(10)	terminate, settle or initiate any material Proceeding, including (for clarity) the Pending Litigation;

(11)
in any material respect, delay the making of capital expenditures or the payment of payables, accelerate the receipt of receivables or the making of sales, or engage in any promotional, sales or discount or other similar activity outside of the ordinary course of business;

(12)
(A) make, change or revoke any election in respect of Taxes; (B) adopt or change any method of Tax accounting or annual reporting; (C) settle or compromise any federal, state, local or non‑U.S. Tax Liability, claim or assessment; (D) file any amended Tax Return; (E) enter into any closing agreement relating to any Tax; (F) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment; (G) fail to pay any Tax when due and payable; or (H) surrender any right to claim a Tax refund; or

(13)	authorize or agree to do any of the foregoing.
6.2    Reasonable Access. During the period commencing with the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company will (a) permit Buyer, Buyer’s Affiliates, and their respective employees, accountants, legal counsel, and other representatives to have reasonable access (at reasonable times, upon reasonable notice, through coordination with a representative of the Company and in a manner so as not to materially interfere with the normal business operations of the Cobalt Companies) to the premises, properties, personnel, books, records, Contracts, Tax records and documents of or pertaining to the Cobalt Companies and their businesses, and (b) furnish to them such other information pertaining to the Cobalt Companies and their businesses, in each case, as may be reasonably requested by them in connection with the transactions contemplated by this Agreement. No information provided or obtained pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement.
6.3    Directors’ and Officers’ Insurance. Prior to Closing, the Company will obtain at its expense a tail insurance coverage policy, relating to the policies of directors’ and officers’ liability insurance currently maintained by the Cobalt Companies and in effect as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Closing covering each Person currently covered by such policies.
6.4    Press Releases. Upon execution and delivery of this Agreement by all of the Parties, Buyer and the Company will issue a joint press release announcing the transaction contemplated by this Agreement, and, upon the Closing, Buyer and the Company will issue a joint press release, approved by Sellers (such approval not to be unreasonably withheld or delayed), announcing the closing thereof. Other than the foregoing, neither Sellers nor any other Restricted Parties will make any public announcement or issue any press release relating to the transactions contemplated hereby without the prior consent of Buyer, except as required by Law. For clarity, except as set forth in this Section 6.4, Buyer shall not be restricted in making any public announcements or press releases.
6.5    Business; Employees; Employee Plans.
(a)    Except for employees who have been offered by Buyer written employment agreements with the Company effective as of the Closing, during the period commencing on the Closing Date and ending on the date which is 12 months after the Closing Date (or, if earlier, the date of the employee’s termination of employment with any Cobalt Company), Company and Buyer will, or will cause an Affiliate, to provide each employee of any Cobalt Company who remains employed immediately after the Closing (a “Continuing Employee”) with base salary or hourly wages which are no less than the base salary or hourly wages provided by any Cobalt Company immediately prior to the Closing; provided that the foregoing will not apply with respect to employees whose job titles or job responsibilities are materially changed after Closing.

(b)    With respect to any employee benefit plan maintained by Buyer (a “Buyer Employee Plan”) in which any Continuing Employee will participate effective as of the Closing, Buyer will, or will cause an Affiliate to, recognize all service of Continuing Employees with any Cobalt Company as if such service were with Buyer and its Affiliates, for vesting and eligibility purposes in any Buyer Employee Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service will not be recognized to the extent (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under the corresponding employee plan of any Cobalt Company as it existed prior to the Closing Date or (iii) and for any reason under any defined benefit pension plan, retiree medical benefit plan or any equity incentive award granted after the Closing.
(c)    If requested by Buyer no later than 10 days prior to the Closing Date, the Cobalt Companies will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Buyer’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Cobalt Companies, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Cobalt Companies will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the Tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Cobalt Companies shall provide Buyer with a copy of resolutions duly adopted so terminating any such 401(k) Plan. If any Cobalt Companies’ 401(k) Plan is terminated, Buyer shall cause a 401(k) Plan sponsored by Buyer or one of its Affiliates to accept as soon as practicable rollover distributions from any current or former employees of the Cobalt Companies with respect to such individual’s account balances under such terminated plan (including loans that are not then in default), if elected by such individuals.
This Section 6.5 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section, express or implied, will confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section. Nothing contained herein, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.5 will not create any right in any employee or any other Person to any employment or continued employment with the Cobalt Companies, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.6    Restrictive Covenants. As a material inducement to Buyer to enter into this Agreement, each Restricted Party (other than Sean Callan) covenants and agrees to the following:
(a)    For the Restriction Period, such Restricted Party shall not, and shall not permit any of the Affiliates of such Restricted Party to, directly or indirectly, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created (except on behalf of Buyer or any of its Affiliates): (i) be or become engaged in, or participate in, the business of designing, developing, assembling, manufacturing, producing, testing, marketing, selling, delivering or servicing boats or components thereof (whether recreational, sports, or otherwise) (“Restricted Business”) anywhere in the world (the “Restricted Area”), including being or becoming, directly or indirectly, an organizer, owner, operator, investor, lender, lessor, partner, joint venturer, equityholder, officer, director, employee, manager, representative, associate, advisor, consultant or agent of, in, to or from any Restricted Business (including by virtue of holding any beneficial interest, or serving as a trustee or in a similar capacity, in any Person that is, directly or indirectly, any of the foregoing or otherwise engaged in any Restricted Business), (ii) use or authorize the use of such Restricted Party’s name or any part thereof in connection with any Restricted Business or (iii) take any other action that is intended or designed, or would reasonably be expected, to frustrate, circumvent or evade the provisions of this Section 6.6(a). Nothing in this Section 6.6(a) will prevent such Restricted Party from beneficially holding a passive investment of up to 3% of any publicly-listed class of securities of a Restricted Business.
(b)    Without limiting Section 6.6(a), such Restricted Party shall not, and shall not permit any of the Affiliates of such Restricted Party to, directly or indirectly, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created, during the Restriction Period, (i) divert or attempt to divert or solicit any business of, or interfere with the relationship between (in each case, only to the extent related to the Restricted Business), any Cobalt Company or its Affiliates, on the one hand, and any Person who at any time during the 18 months preceding the Closing Date was a customer, sales representative, supplier, dealer, distributor, vendor, licensor, licensee, lessor, lessee, or other business partner of any Cobalt Company, on the other hand or (ii) solicit or recruit the employment or consulting services of or hire or engage any employee, independent contractor or consultant of any Cobalt Company (including any such employee, independent contractor or consultant who has voluntarily resigned from employment with such Cobalt Company within six months of such solicitation, recruitment, hiring or engagement), provided that this clause (ii) shall not prohibit a general solicitation to the public of general advertising not specifically directed at any such employee, independent contractor or consultant so long as no such employee, independent contractor or consultant is hired or engaged as a result of such general solicitation.

(c)    Such Restricted Party represents, warrants, acknowledges and agrees that: (i) such Restricted Party is directly deriving substantial value and proceeds from the transactions contemplated hereby (including, in the case of William Paxson (Pack) St. Clair and Jill St. Clair, as owners of FE II, Inc.), (ii) the restrictions applicable to such Restricted Party in this Section 6.6 are necessary, fair, reasonable, fundamental and required for the protection of the business, Trade Secrets and goodwill of the Cobalt Companies after the Closing, (iii) such restrictions relate to matters that are of a special, unique and extraordinary value, (iv) Buyer has required that such Restricted Party agree to such restrictions, and such Restricted Party has voluntarily agreed to such restrictions (v) Buyer would not consummate the transactions contemplated hereby if such Restricted Party did not enter into such restrictions, (vi) the obligations against such Restricted Party in this Section 6.6 constitute the valid and legally binding obligation of such Restricted Party and are enforceable against such Restricted Party in accordance with their terms, and (vii) the obligations against such Restricted Party in this Section 6.6 are cumulative with, and not in lieu of, any other similar restrictions set forth in any agreement between a Cobalt Company or any Affiliate thereof and such Restricted Party (including any employment, consulting, confidentiality, inventions assignment, or similar agreement).
(d)    Such Restricted Party agrees that a breach by such Restricted Party or any Affiliate thereof of any covenant set forth in this Section 6.6 would cause irreparable harm to Buyer, that Buyer’s remedies at law upon any such breach would be inadequate, and that, accordingly, upon any such breach, Buyer may seek a restraining order or injunction or both to be issued against such Restricted Party or such Affiliate, in addition to any other rights and remedies which are available to Buyer at law or in equity. Such Restricted Parties specifically agree that the restrictions set forth in this Section 6.6 are reasonable, appropriate and narrowly-tailored but that if a court of competent jurisdiction finds this Section 6.6 more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.6 will be limited to the extent required to permit maximum enforcement thereof under such Laws. In particular, such Restricted Parties intend that the covenants contained in the preceding portions of this Section 6.6 will be construed as a series of separate covenants, including one for each country in the Restricted Area, one for each state, province or other first-level political subdivision within each country in the Restricted Area and one for each county or other second-level political subdivision in each state, province, or other first-level political subdivision in the Restricted Area. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any Proceeding, a court of competent jurisdiction or arbitrator refuses to enforce any of the separate covenants deemed included in this Section 6.6, then only such unenforceable covenant will be deemed eliminated from these provisions for the purpose of such Proceeding to the extent necessary to permit the remaining separate covenants to be enforced. In addition, if a court of competent jurisdiction or arbitrator refuses to enforce any of the covenants throughout the full length of the Restriction Period, such Restricted Parties agree that the Restriction Period will be deemed amended to the longest period that is permissible. In addition, and without limiting any other remedies, the Restriction Period with respect to a Restricted Party subject to this Section 6.6 shall be extended for the period equal to the time period (if any) that such Restricted Party is in breach of this Section 6.6.

(e)    The “Restriction Period” means the period of five years beginning with the Closing Date.
6.7    Release. Effective as of the Closing, each Restricted Party, on behalf of itself, its Affiliates and their respective executors, representatives, successors and assigns, if any, irrevocably releases and discharges Buyer, the Cobalt Companies and their respective officers, managers, directors, equityholders, affiliates, employees, advisors and agents (collectively, “Released Parties”) from and against any and all claims, demands, damages, Liabilities, agreements, costs, expenses (including attorneys’ and accountants’ fees and expenses), Proceedings, actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Restricted Party or its Affiliates or their respective executors, representatives, successor or assigns now has, or at any time previously had, or shall or may have in the future, or that were owed, are owed, or shall or may in the future be owed to such Person, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown, in any case, arising out of or relating to any act, omission, event or circumstance occurring prior to or existing as of the Closing relating to or arising out of or in connection with any Cobalt Company or any action or inaction of any Cobalt Company or such Person’s relationship (whether related to employment, ownership, or otherwise) with any Cobalt Company, including, for clarity, all rights of such Person (if any) under the Limited Liability Company Agreement (collectively, “Released Claims”), and irrevocably agrees to refrain from directly or indirectly asserting or commencing any claim or demand of any kind against any Released Party based upon any Released Claim. Each Restricted Party confirms that it has not transferred or assigned any interest in any Released Claim. Notwithstanding the foregoing, “Released Claims” does not include: (a) any rights of the Restricted Parties in this Agreement or any Ancillary Agreement; (b) with respect to any Restricted Party that is a current or former officer, director or manager of a Cobalt Company, any right of such Restricted Party in their capacity as such to indemnification and advancement of expenses under the Charter Documents of the Cobalt Companies or under applicable Law; (c) any rights with respect to tail insurance coverage policy obtained pursuant to Section 6.3; or (d) in the case of a Restricted Party that is an employee, officer, director, or manager of a Cobalt Company, any claim for accrued benefits under any Benefit Plan to which such Restricted Party is entitled or unpaid salary for the current period. Each Restricted Party acknowledges that it may hereafter discover facts in addition to, or different from, those that such Restricted Party now knows or believes to be true with respect to the subject matter of the foregoing release, and each Restricted Party intends that such release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. In furtherance of the foregoing intention, each Restricted Party hereby waives and relinquishes any rights and benefits that it may have as a Person granting a release under any applicable Law of any jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of the such release.

6.8    R&W Insurance Policy. Promptly following issuance of the R&W Insurance Policy, Buyer shall provide a complete copy thereof to Sellers. The R&W Insurance Policy obtained by Buyer shall contain an irrevocable waiver of subrogation by the insurer against Sellers and, in the case of FE II, Inc., its stockholders, and, unless prohibited by the R&W Insurance Policy, the other Restricted Parties and all of their respective directors, officers, affiliates, stockholders and unit holders (except in instances of fraud). Buyer covenants and agrees that following Closing, Buyer will not amend or modify the R&W Insurance Policy in any manner whatsoever that would adversely affect Sellers with respect to such subrogation. Buyer covenants and agrees that with respect to any claim for indemnification pursuant to Section 9.2(a)(1) or Section 9.2(a)(3) for which coverage may reasonably be available under the R&W Insurance Policy, Buyer shall (a) give timely notice of that claim for indemnification as required under the R&W Insurance Policy, (b) comply in all material respects with all of the applicable terms and conditions of the R&W Insurance Policy for which the failure to comply would adversely affect Sellers and (c) use its commercially reasonable efforts to pursue coverage for such claim under the R&W Insurance Policy.
6.9    Efforts. Without limiting any obligations provided elsewhere in this Agreement, the Company and Buyer shall, as promptly as practicable, use their commercially reasonable efforts to satisfy the other’s conditions to Closing set forth in Article 7 and cause the Closing to occur, including using commercially reasonable efforts to (a) file any notices and applications with Governmental Authorities required to be made by it, (b) obtain any third-party consents, approvals or other instruments required to be obtained by it (including, in the case of the Company, those described in Section 2.2(b)(8) and Section 7.1(f)), (c) in the case of the Company, seek a payoff letter in form and substance reasonably satisfactory to Buyer from all counterparties to the Redemption Agreements who are not parties to this Agreement and (d) oppose and have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of such Party to cause the Closing to occur, and they shall reasonably cooperate with each other in respect of the foregoing; provided that, for clarity, no such Party shall be required to waive or otherwise compromise any condition to its obligations to consummate the Closing. The Company and Buyer shall furnish to each other such information (other than attorney-client or similarly privileged information) and assistance as the other may reasonably request in connection with the foregoing. Without Buyer’s consent, the Company will not (and will not permit any other Cobalt Company to), prior to the Closing, make any agreement to pay any consideration after the Closing or post any security to a third party in exchange for any such consent, approval, or instrument.
6.10    Notice of Developments. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, if any Party becomes aware of any fact, action, circumstance, breach or event that would reasonably be likely to (a) result in the failure of any other Party’s condition to Closing set forth in Article 7 to be satisfied or (b) restrict or delay in any material respect the performance of its obligations under this Agreement, such Party shall give the other Parties prompt written notice thereof. No information provided or obtained pursuant to this Section 6.10 shall affect any representation or warranty in this Agreement.
6.11    Exclusivity. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, except as set forth in Section 2.2(c), the Company and each Restricted Party agree that they will not, and will cause their respective directors, officers, managers, members, employees, agents, financing sources, advisors or other representatives not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or agreement from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving (i) the sale, transfer or issuance of any Equity Interest of any Cobalt Company or FE II, Inc., or the sale or transfer of any assets of the Cobalt Companies that are collectively material (other than the sale of inventory in the ordinary course of business), (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing, refinancing, or similar transaction involving a Cobalt Company or FE II, Inc. or (iii) any other business combination involving a Cobalt Company or FE II, Inc. (in each case, an “Acquisition Proposal”) or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Each Restricted Party and the Company shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations between them or any Cobalt Company and any third parties regarding any of the foregoing, and the Company will notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal to any of them (or its directors, officers, managers, members, employees, and agents) from the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1.
6.12    Financing. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall, and shall cause the other Cobalt Companies to, provide, and use their commercially reasonable efforts to cause their respective Affiliates, officers, directors, employees, stockholders, agents and other representatives (including legal, financial and accounting advisors) to provide, all cooperation reasonably requested by Buyer and its financing sources, agents and arrangers under the Debt Financing (as defined below) and their respective former, current and future Affiliates, equity holders, controlling persons, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing (collectively, the “Financing Sources”) in connection with the arrangement of a debt financing relating to the transactions contemplated by this Agreement (the “Debt Financing”), including: (a) promptly furnishing to Buyer and the Financing Sources financial and other non-privileged information regarding the Cobalt Companies as may be reasonably requested by Buyer or the Financing Sources, including, without limitation, financial statements of the Cobalt Companies for the mostly recently completed fiscal quarter ended at least 45 days prior to the Closing Date using the same Accounting Standards as the Interim Financial Statements; (b) prior to the Closing Date, furnishing to Financing Sources all documentation and other non-privileged information about the Cobalt Companies required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, as shall have been requested by Buyer prior to the Closing; (c) facilitating the providing of guarantees by, and the granting of security interests (and perfection thereof) in the assets of, the Cobalt Companies requested by Buyer (provided that the effectiveness of any such guarantees or grants of security interests shall be subject to the occurrence of the Closing); (d) to the extent reasonably requested by Buyer, assisting in Buyer’s preparation of any schedules thereto to the extent reflecting the Cobalt Companies and each of their respective assets for the Debt Financing; and (e) facilitating the consummation of the Debt Financing, including cooperating with Buyer so as to facilitate Buyer being able to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by Buyer and within the control of the Cobalt Companies, and taking any reasonable corporate action, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the execution and delivery of any definitive financing documents.

6.13    Termination of Redemption Agreements; Amendment to Real Estate Rental Agreement. Each of William Paxson St. Clair, Jr. and Mary Whitney Callan acknowledge and agree that, subject only to receipt of the payment described in Schedule 2.2(a)(3), the Redemption Agreement between the Company and such Seller is terminated as of the Closing, and the Cobalt Companies are released from any and all obligations and liabilities under or in connection therewith. Effective as of the Closing, the Real Estate Rental Agreement, dated as of December 1, 2014, by and between the Company and William Paxson St. Clair, Jr. shall be deemed amended such that (a) the monthly rental payment thereunder shall be $2,000 and (b) such agreement shall terminate on December 31, 2017.
6.14    Representations and Warranties of Other Parties. Each Party that is not a Seller, the Company or Buyer represents and warrants to the other Parties that (a) such Party has full right, capacity, power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which such Party is party, (b) this Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, subject only to the Bankruptcy Exceptions, and (c) such execution, delivery and performance will not breach or violate any Law, Order or Contract to which such Party is bound or subject or require that such Party give any notice, make any filing, or obtain any authorization, consent or approval.
6.15    Airosol Property. In the event that Airosol Company, Inc. exercises its option to sell the property located at 509 Klaydor Dr., Neodesha, Kansas to the Company pursuant to the terms of the Contract of Sale, dated as of February 10, 2017, by and between the Company and Airosol Company, Inc., Sellers will, or will cause an Affiliate of one or more Sellers to, if so elected by Buyer, purchase such property in lieu of the Company.
6.16    Inventory. The Company shall commence on June 29, 2017 and substantially complete by July 2, 2017 a full physical inventory (“Inventory Count”) of the Cobalt Companies and shall permit Buyer and a representative of Buyer’s external auditor to be present to observe the Inventory Count.
6.17    Cobalt Wine. Effective as of the Closing, the Restricted Parties and St. Clair Cellars, LLC hereby sell, assign and transfer to the Company any and all right, title and interest they or any of their Affiliates (other than the Cobalt Companies) have (if any) in and to the marks set forth on Schedule 3.17(a) for use in connection with wine and the goodwill of the wine business associated with the marks set forth on such Schedule, together with the right to sue and recover for profits or damages or other recovery arising out of, or in connection with, any and all past, present or future claims, demands and causes of action resulting from infringement or dilution of, or damage or injury to, any such marks. For clarity, the Restricted Parties and St. Clair Cellars, LLC represent and warrant that none of them (or any of their Affiliates or family members) use or own any interest in any such marks for use in connection with any other business or purpose.

6.18    Real Property Matters.
(a)    After the Closing, the Company shall use commercially reasonable efforts to obtain one or more owner’s policies of title insurance acceptable to Buyer from a title company selected by Buyer (the “Title Company”) listing the Company as the insured, and insuring good and marketable fee simple title to the Real Property to the Company, in an amount reasonably determined by Buyer, subject only to the Permitted Liens, and containing an ALTA Endorsement 25-06 (Same as Survey) and such other endorsements as Buyer shall reasonably require (collectively, the “Title Policies”). The costs and expenses of such Title Policies, and the costs of any related surveys and endorsements, shall be borne 50% by the Company, on the one hand, and 50% by Sellers, on the other hand.
(b)    From and after the Closing, Sellers shall cooperate with and assist the Company with respect to the matters described in Section 6.18(a) and, furthermore, to ensure that all of the Real Property parcels are properly recorded in the name of the Company.
7.    Conditions to Closing.
7.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing and the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction, fulfillment, or waiver by Buyer, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company Parties contained herein (other than the Fundamental Representations) that are not qualified by materiality or similar phrases shall be true and correct in all material respects and that are qualified by materiality or similar phrases shall be true and correct in all respects, in each case, on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates); and (ii) the Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates).
(b)    Covenants. The Company Parties shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to this Agreement on or prior to the Closing Date.
(c)    No Orders or Proceedings. There shall not be in effect any Order issued by any Governmental Authority that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any Proceeding (except proceedings initiated by Buyer or its Affiliates) by or before any Governmental Authority challenging this Agreement or seeking to delay, restrain or prohibit the transactions contemplated hereby or that, if adversely determined, would materially and adversely affect the Cobalt Companies.

(d)    No Material Adverse Effect. Since the Agreement Date, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(e)    Closing Certificate. Buyer shall have received a certificate dated as of the Closing Date executed by an authorized officer of the Company and by each of Sellers certifying that the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(d) are satisfied in all respects.
(f)    Auditor Consent. Buyer shall have received a signed consent, in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date, of Allen, Gibbs & Houlik, L.C., for the filing with the Securities and Exchange Commission of the audited consolidated balance sheets and statements of income, members’ deficit and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2016, September 30, 2015 and September 30, 2014 for the Cobalt Companies, in each case, together with the independent auditor’s unqualified report thereon.
(g)    Other Closing Deliverables. Buyer shall have received all of the documents, instruments and certificates required to be delivered to Buyer pursuant to Sections 2.2(b) and 2.2(c).
7.2    Conditions to Obligations of the Company Parties. The obligation of the Company Parties to consummate the Closing and the transactions to be performed by the Company Parties in connection with the Closing is subject to the satisfaction, fulfillment, or waiver by the Company and Sellers, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer contained herein that are not qualified by materiality or similar phrases shall be true and correct in all material respects and that are qualified by materiality or similar phrases shall be true and correct in all respects, in each case, on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates).
(b)    Covenants. Buyer shall have performed and complied in all material respects with all of its covenants and agreements required to be performed by it pursuant to this Agreement on or prior to the Closing Date.
(c)    No Orders or Proceedings. There shall not be in effect any Order issued by any Governmental Authority that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any Proceeding (except proceedings initiated by any of the Company Parties or their Affiliates) by or before any Governmental Authority challenging this Agreement or seeking to delay, restrain or prohibit the transactions contemplated hereby.

(d)    Closing Certificate. The Company shall have received a certificate dated as of the Closing Date executed by an authorized officer of Buyer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) are satisfied in all respects.
(e)    Escrow Agreement. Sellers shall have received the Escrow Agreement, duly executed by Buyer.
8.    Termination.
8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and the Company;
(b)    by Buyer, by written notice to the Company if any Company Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.1 not to be satisfied and (ii) if curable, is not cured within 10 days after Buyer has given the Company written notice of such breach; provided, however, that the termination right in this Section 8.1(b) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement;
(c)    by the Company, by written notice to Buyer if Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.2 not to be satisfied and (ii) if curable, is not cured within 10 days after the Company has given Buyer written notice of such breach; provided, however, that the termination right in this Section 8.1(c) shall not be available to the Company if any Company Party is at that time in material breach of this Agreement; or
(d)    by either Buyer, on the one hand, or the Company, on the other hand, by written notice to the other Party if the Closing shall not have occurred on or before the 30th day after the Agreement Date; provided, however, that the termination right in this Section 8.1(d) shall not be available to any Party (with the Company Parties treated as a single Party for purposes thereof) whose breach of a representation, warranty, covenant or agreement made in this Agreement has prevented the consummation of the Closing on or prior to such date.
8.2    Effect of Termination. In the event of the valid termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any Party to this Agreement; provided, however, that notwithstanding the foregoing, (a) nothing contained in this Section 8.2 shall relieve any Party from any liability resulting from or arising out of any material breach of this Agreement prior to such termination and (b) the terms of this Section 8.2 and Article 12 shall survive any termination of this Agreement.

9.    Survival; Indemnification.
9.1    Survival. All representations, warranties, covenants, and agreements set forth in this Agreement or in any certificate delivered in connection with this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but, if the Closing occurs, (a) all representations and warranties contained in Article 3, Article 4 (other than the Excluded Representations, the Environmental Representations and the Fundamental Representations) and Article 5 (other than the representations and warranties contained in Section 5.2 and Section 5.4) will terminate at midnight, central standard time, 12 months following the Closing Date, (b) the Excluded Representations (other than any Environmental Representations or Fundamental Representations) will terminate at midnight, central standard time, 15 months following the Closing Date, (c) the Environmental Representations (for clarity, including Environmental Representations that are Excluded Representations) will terminate at midnight, central standard time, 48 months following the Closing Date and (d) the Fundamental Representations and the representations and warranties contained in Section 5.2 and Section 5.4 will terminate at midnight, central standard time, 6 years following the Closing Date. Notwithstanding the foregoing, (i) if any claim(s) for indemnification has been made on or prior to the applicable survival expiration date set forth in this Section 9.1, then such claim(s) shall survive until their final resolution and (ii) the limitations set forth in this Section 9.1 shall not apply in the case of a claim involving fraud.
9.2    Indemnification by Sellers. From and after the Closing:
(a)    Indemnifiable Losses. Sellers severally, and not jointly, in accordance with their relative Pro Rata Interests (except, with respect to clause (1) and (2) below, in the case of the breach, inaccuracy, non-compliance or non-performance of any of the representations, warranties, covenants or agreements made by a particular Seller (and not the Company), in which case only such Seller) will indemnify Buyer and its Affiliates (including the Cobalt Companies) and their respective officers, directors, employees, equityholders, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and will hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine, or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs, and all amounts paid in investigation, defense, or settlement of any of the foregoing) (collectively, “Losses”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(1)
the breach of or inaccuracy in any representation or warranty of such Seller or the Company contained in this Agreement (or any Schedule hereto) as of the Agreement Date, or as of the Closing Date as though such representation or warranty were made on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates), or in any certificate delivered hereunder;

(2)	the breach, non-compliance or non-performance of any covenant or agreement of such Seller or the Company contained in this Agreement;

(3)	any Taxes of the Cobalt Companies for Pre-Closing Tax Periods, except to the extent such Taxes are taken into account in determining final Closing Working Capital;

(4)
(i) any Company Transaction Cost not paid prior to the Closing, (ii) any outstanding Closing Indebtedness, (iii) (A) any FAR Payments (including, for clarity, any Losses relating to any claim by any holder of any FAR that the payment received by such holder in respect of such FAR was incorrect) or (B) the matters set forth on Schedule 9.2(a)(4) or (iv) any claim after the Closing arising under or relating to any Redemption Agreement, in each case, that were not taken into account as a reduction to the final Purchase Price;

(5)
any obligation of a Cobalt Company after the Closing to indemnify or hold harmless or provide any related rights to any current or former director, manager or officer of a Cobalt Company (for clarity, other than in their capacity as a Seller Party) for claims that relate to periods prior to the Closing to the extent not paid by the tail insurance coverage policy obtained pursuant to Section 6.3;

(6)	the assets described in Schedule 2.2(c) or the transfer thereof to Sellers;

(7)
Environmental Damages to the extent resulting from Known Environmental Conditions, other than any such Losses to the extent resulting from (i) any change of use of the Facility from industrial, or any shutdown of operations at the Facility, after the Closing Date, (ii) any investigation, remediation, or other environmental response actions by the Buyer Parties conducted to investigate, monitor, eliminate or control any environmental risk other than risks to the extent resulting from the presence or Release of Known Environmental Conditions consistent with the least stringent applicable remediation or other standard acceptable to the relevant Governmental Authority or (iii) any change in Environmental and Safety Requirements after the Closing Date. In connection with any site remediation, the least stringent applicable remediation standard is the least costly, protective standard acceptable to the relevant Governmental Authority, which may include, without limitation, the use of reasonable deed restrictions, environmental use controls, and engineering controls to limit exposure to contaminants that are allowed to remain in place, to the extent such restrictions or controls would not interfere with site operations of the type currently conducted;

(8)	the failure of the Company to own, as of the Closing, good and marketable fee simple title to all of the Real Property free and clear of all Liens other than Permitted Liens; or

(9)	any third-party claims relating to, arising out of or resulting from the Pending Litigation.
(b)    Indemnification Limitations. Notwithstanding the foregoing, the obligation of Sellers to provide indemnification pursuant to this Section 9.2 will be subject to the following limitations (provided that the following limitations shall not apply to any claim involving fraud):

(1)
With respect to claims for indemnification by Buyer Parties under Section 9.2(a)(1) (other than in respect of Fundamental Representations), Sellers will have no obligation to provide indemnification unless and until the aggregate amount of Losses by the Buyer Parties under Section 9.2(a)(1) (other than in respect of Fundamental Representations) exceeds 0.5% of the Base Purchase Price (the “Threshold”), and then only for Losses in excess of the Threshold.

(2)
To the extent that Sellers have any obligation or liability to a Buyer Party pursuant to Section 9.2(a)(1) (other than in respect of Fundamental Representations and Excluded Representations), Sellers’ total obligation or liability therefor will not exceed 1.0% of the Base Purchase Price.

(3)
(A) Sellers’ total liability pursuant to (i) Section 9.2(a)(1) for Losses in respect of Excluded Representations, (ii) Section 9.2(a)(7), and (iii) Section 9.2(a)(9) will not exceed 7.5% of the Base Purchase Price in the aggregate. (B) Sellers’ total liability with respect to claims made pursuant to Section 9.2(a)(7) on or before the fourth anniversary of the Closing (“First Period Claims”) will not exceed 6.0% of the Base Purchase Price in the aggregate. (C) Sellers’ total liability with respect to claims made pursuant to Section 9.2(a)(7) after the fourth anniversary of the Closing and on or before the seventh anniversary of the Closing will not exceed 3.5% of the Base Purchase Price in the aggregate (the “Second Period Cap”); provided that any final liability of Sellers in respect of First Period Claims will reduce the Second Period Cap dollar-for-dollar. (D) Sellers’ total liability with respect to claims made pursuant to Section 9.2(a)(8) will not exceed $25 million in the aggregate. (E) Once (x) a Title Policy is issued to the Company pursuant to Section 6.18(a) in respect of the Main Facility and (y) Sellers have been liable for at least $10 million with respect to claims made pursuant to Section 9.2(a)(8) relating to the Main Facility, Sellers shall thereafter only be liable for 50% of the amount of any Losses subject to indemnity pursuant to Section 9.2(a)(8) relating to the Main Facility. (F) With respect to each Real Property other than the Main Facility, once a Title Policy is issued to the Company pursuant to Section 6.18(a) in respect of such Real Property, Sellers shall thereafter only be liable for 50% of the amount of any Losses subject to indemnity pursuant to Section 9.2(a)(8) relating to such Real Property, except that Sellers shall instead be liable for 100% of the amount of such Losses to the extent such Losses result from or relate to any action by or on behalf of any Cobalt Company or any of their owners prior to the Closing (including, for example, but without limitation, any breach of Contract or violation of Law by any of them prior to Closing).

(4)
Without limiting the other limitations of this Section 9.2(b), each Seller’s total liability pursuant to Section 9.2(a)(1), Section 9.2(a)(3), Section 9.2(a)(4), and Section 9.2(a)(5) will not exceed in the aggregate the final Purchase Price actually received by such Seller.

(5)
Without limiting the other limitations of this Section 9.2(b), to the extent that coverage is available under the R&W Insurance Policy, no Seller will have any liability pursuant to Section 9.2(a)(1) (other than in respect of Excluded Representations) or pursuant to Section 9.2(a)(3), in any case, other than for the then remaining portion of the Retention (as such term is defined in the R&W Insurance Policy), unless and until the Limit of Liability (as such term is defined in the R&W Insurance Policy) is met or exceeded.

(6)
The amount of Losses for which indemnification is provided under this Section 9.2 will be offset by (a) amounts that are reimbursable by and actually recovered from insurance (net of any deductible or co-payment and all out of pocket costs related to such recovery) and (b) any Tax benefits actually realized by the Indemnified Party by reason of such Losses in the year in which the corresponding indemnity payment is made or any prior year.

(c)    Sole Remedy. After the Closing, except for a Party’s right to specific performance or injunctive relief or for claims involving fraud, the indemnity provisions contained in this Section 9.2 will be the Buyer Parties’ sole and exclusive remedy for any claim relating to breaches of this Agreement, other than claims pursuant to Section 1.5 and other than claims against a Restricted Party in respect of such Restricted Party’s representations, warranties, or covenants (other than pre-Closing covenants) in Section 6, Section 9.7 or Section 10 of this Agreement. If any insurance proceeds or other amounts are actually received by any Buyer Party of any amount previously paid by an Indemnifying Party to such Buyer Party in respect of an indemnification claim pursuant to this Section 9.2, such Buyer Party will repay to such Indemnifying Party, promptly after receipt of such insurance proceeds or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Section 9.2 had such insurance proceeds or other amounts been received by such Buyer Party prior to such Indemnifying Party’s payment under this Section 9.2 (net of any deductible or co-payment and all out of pocket costs related to such recovery). Notwithstanding the foregoing, nothing in this Agreement shall limit the right of the Buyer Parties to make claims against the R&W Insurance Policy.

(d)    Satisfaction from Escrow. In all instances in which Sellers have any obligation or liability to a Buyer Party pursuant to Section 9.2(a) at any time during the Indemnity Escrow Period that there that there is any amount then-remaining in the Indemnity Escrow Account, Buyer shall use any amount then-remaining in the Indemnity Escrow Account as recourse to satisfy any and all such amounts owed to a Buyer Party before proceeding directly against the applicable Party for such amounts, subject to the other limitations of this Article 9.
(e)    Additional Environmental Indemnity Matters. Notwithstanding anything to the contrary in this Agreement:

(1)
The indemnity in Section 9.2(a)(7) will survive the Closing and continue in full force and effect until the date that is seven years from the Closing Date; provided that (i) if any claim for indemnification has been made thereunder on or prior to such date then such claim shall survive until its final resolution (and, for clarity, all Losses accruing in respect of such claim prior to the resolution of such claim, whenever resolved, and regardless of the expiration of the indemnity, shall be subject to such indemnity) and (ii) the limitations set forth in this clause (1) shall not apply in the case of a claim involving fraud.

(2)
The Buyer Parties shall have the full right to control the defense and settlement of any Third Party Claim (including any claim or directive by a Governmental Authority seeking or relating to Environmental Damages, including any remediation or action of any type regarding Known Environmental Conditions) subject to indemnity pursuant to Section 9.2(a)(7), and assumption by the Buyer Parties thereof shall not be deemed a waiver by them of their right to indemnification hereunder. However, the Buyer Parties will observe all of the obligations and Sellers will have all of the rights under the first and third sentences of Section 9.4(a) and under Section 9.4(b) (but for clarity not the other sentences of Section 9.4), subject in each case to Section 9.4(c), with respect to any such Third Party Claim.

(3)	For purposes of this Section 9.2:
“Environmental Damages” means any investigation, delineation, sampling, testing, cleanup, monitoring, reporting, or mitigation of, or any Losses arising from or relating to, Known Environmental Conditions, including potable well replacement and vapor mitigation, and including fines and penalties assessed for failure to report the presence of Known Environmental Conditions at the Facility (to the extent such fines and penalties are predicated on pre-Closing obligations or requirements), and including attorneys’, engineering, and consultants’ fees and expenses, and fees and other amounts assessed by any Governmental Authority, or any other action or activity of any kind related to Known Environmental Conditions, including any contamination of surface or groundwater, potable water, sediment, soil, indoor or outdoor air or any other media, and any nuisance, trespass, vapor intrusion, damage or alleged damage to any real property, personal property or natural resource or harm or alleged harm to human health or safety, or any other condition relating to the Release, use, treatment, storage, introduction, handling, processing, transportation or transfer of Known Environmental Conditions at, on, in, under, from or to the Facility regardless of (i) whether or not such Release was caused by Sellers or their predecessors or any other Person (except to the extent of any actual recovery of Environmental Damages by a Buyer Party from any such predecessor or other Person), (ii) whether or not at the time the facts and circumstances resulting in the contamination or Release occurred were a violation of or created liability under any Environmental and Safety Requirements and (iii) when, prior to the Closing Date, such Release occurred (but, for clarity, including the post-Closing migration or degradation of Known Environmental Conditions that existed at, on, in, under or about the Facility as of or prior to the Closing Date).
“Facility” means that Real Property located at 1715 North 8th Street, Neodesha, Kansas.
“Known Environmental Conditions” means the Release or existence of Total Petroleum Hydrocarbon (defined as any mixture of hydrocarbons that are originally found in or derived from crude oil) in soil, soil vapor, ambient air or groundwater at the Facility as of or prior to the Closing Date.

(f)    Additional Real Property Indemnity Matters. Notwithstanding anything to the contrary in this Agreement:

(1)
The indemnity in Section 9.2(a)(8) will survive the Closing and continue in full force and effect until the date that is 15 years from the Closing Date; provided that (i) if any claim for indemnification has been made thereunder on or prior to such date, then such claim shall survive until its final resolution (and, for clarity, all Losses accruing in respect of such claim prior to the resolution of such claim, whenever resolved, and regardless of the expiration of the indemnity, shall be subject to such indemnity) and (ii) the limitations set forth in this clause (1) shall not apply in the case of a claim involving fraud.

(2)
The Buyer Parties shall have the full right to control the defense and settlement of any Third Party Claim (including any claim or directive by a Governmental Authority) subject to indemnity pursuant to Section 9.2(a)(8), and assumption by the Buyer Parties thereof shall not be deemed a waiver by them of their right to indemnification hereunder. However, the Buyer Parties will observe all of the obligations and Sellers will have all of the rights under the first and third sentences of Section 9.4(a) and under Section 9.4(b) (but for clarity not the other sentences of Section 9.4), subject in each case to Section 9.4(c), with respect to any such Third Party Claim.

9.3    Indemnification by Buyer. From and after the Closing, Buyer will indemnify Sellers, the Restricted Parties, and their Affiliates and their respective officers, directors, members, employees, agents, representatives, successors, and permitted assigns (collectively, the “Seller Parties”) from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which any Seller Party may suffer, sustain, or become subject to, as a result of, in connection with, relating or incidental to, or by virtue of:
(a)    the breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or any Schedule hereto or certificate delivered hereunder; or
(b)    the breach, non-compliance or non-performance of any covenant or agreement of Buyer contained in this Agreement.
Notwithstanding the foregoing, the obligation of Buyer to provide indemnification pursuant to this Section 9.2(f) will be subject to the following limitation (provided that the following limitations shall not apply to any claim involving fraud): (i) with respect to claims for indemnification by Seller Parties under Section 9.3(a) (other than in respect of the representations and warranties contained in Section 5.2 and Section 5.4), Buyer will have no obligation to provide indemnification unless and until the aggregate amount of Losses by the Seller Parties under Section 9.3(a) (other than in respect of the representations and warranties contained in Section 5.2 and Section 5.4) exceeds the Threshold, and then only for Losses in excess of the Threshold; and (ii) Buyer’s total liability pursuant to Section 9.3(a) will not exceed in the aggregate the final Purchase Price. The amount of Losses for which indemnification is provided under this Section 9.2(f) will be offset by amounts that are reimbursable by and actually recovered by the Seller Parties from insurance (net of any deductible or co-payment and all out of pocket costs related to such recovery) and any Tax benefits actually realized by the Indemnified Party by reason of such Losses in the year in which the corresponding indemnity payment is made or any prior year. After the Closing, except for a Party’s right to specific performance or injunctive relief or for claims involving fraud, the indemnity provisions contained in this Section 9.2(f) will be the Restricted Parties’ sole and exclusive remedy for any claim relating to breaches of this Agreement, other than claims pursuant to Section 1.5 and other than claims against Buyer in respect of Buyer’s post-Closing covenants in Section 6 or Section 10 of this Agreement.
9.4    Third-Party Claims.
(a)    Procedures. If any demands or claims are asserted against a Person entitled to indemnification under Section 9.2 or Section 9.2(f) (an “Indemnified Party”) or any actions, suits, or proceedings are commenced against an Indemnified Party by a Person not a Party or an Affiliate of a Party for which a Party (the “Indemnifying Party”) is obligated to indemnify such Indemnified Party (a “Third Party Claim”), the Indemnified Party will give prompt notice to the Indemnifying Party in order to permit Indemnifying Party the necessary time to evaluate the merits of such Third Party Claim, but the failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except to the extent any such failure materially prejudices the rights of the Indemnifying Party. The Indemnifying Party will have the right, but not the obligation, to assume the defense of any such claim at its own expense with counsel reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party acknowledges in writing that the Indemnified Party is entitled to indemnification hereunder in respect of the Losses subject to such Third Party Claim and so long as the Indemnifying Party notifies the Indemnified Party in writing that it is assuming the defense of such claim within 20 days after receipt of notice of the claim from Indemnified Party, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party; provided that if the Indemnifying Party assumes control of such defense and (i) the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party may have a conflict of interest or different defenses available with respect to such Proceeding that would make it inappropriate for the same counsel to represent both parties or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of counsel to the Indemnified Party (limited to one law firm in each applicable jurisdiction) shall be paid for by the Indemnifying Party. The party controlling such defense shall keep the other party advised of the status of such Proceeding and the defense thereof. Notwithstanding anything to the contrary herein, Buyer as Indemnified Party shall have the full right to control the defense and settlement of any Third Party Claim if: (1) the claim seeks anything other than monetary damages, including an injunction or other equitable relief; (2) the claim involves a claim by any Governmental Authority or a significant customer, supplier, dealer, distributor, sales representative or other business partner of the Cobalt Companies, or involves a criminal claim; (3) the amount reasonably necessary to conclude the defense of such Third Party Claim is in excess of (or reasonably likely to exceed) the remaining portion of the liability cap under Section 9.2(b) applicable to such claim after reduction of all Losses previously recovered by (or then being claimed pursuant to unresolved claims) by the Buyer Parties that count (or would count) towards such cap (if a cap is applicable to such claim); or (4) the Indemnifying Party assumes the defense but fails to promptly defend the Third Party Claim. Assumption by Buyer of control of any such defense or settlement shall not be deemed a waiver by it of its right to indemnification hereunder.

(b)    Settlement and Compromise. An Indemnified Party may not settle or compromise any Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed). An Indemnifying Party may not settle or compromise any Third Party Claim without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld or delayed).
(c)    R&W Insurance Policy. Notwithstanding anything to the contrary set forth herein, the provisions hereof dealing with Third Party Claims shall be subject to the terms and conditions of the R&W Insurance Policy.
9.5    Objections to Claims for Indemnification.
(a)    Indemnification Objection. An Indemnifying Party may make a written objection (“Indemnification Objection”) to any claim for indemnification by an Indemnified Party. The applicable Party will deliver any Indemnification Objection to the other Party within 20 days after written notice is given to such Party stating that the Indemnified Party has incurred Losses.
(b)    Resolution by the Parties. Any Indemnification Objection will be resolved pursuant to Section 12.8.
9.6    Other Indemnification Matters.
(a)    For purposes of this Article 9, in determining whether there has been any misrepresentation or breach of, or inaccuracy in, a representation or warranty, and in determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “material adverse effect” or any similar term or phrase shall be disregarded, it being understood and agreed that for purposes of determining liability under this Article 9, the representations and warranties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(b)    The right of any Buyer Party to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement set forth in this Agreement.
(c)    Each Seller Party, in their capacity as such, hereby agrees that it will not make any claim for indemnification for any Losses subject to indemnity pursuant to Section 9.2(a). Furthermore, the obligations of the applicable Restricted Parties pursuant to Section 9.2(a) or Section 9.7 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by any Cobalt Company prior to the Closing that contributed to any inaccuracy or breach giving rise to such obligation, it being understood and agreed that such Restricted Parties, and not the Cobalt Companies, shall have the sole obligation for the indemnity obligations under Section 9.2(a).
9.7    FE II, Inc. Obligations. Each of the Pack Trust, the Jill Trust, William Paxson St. Clair, Jr. and Mary Whitney Callan agrees to be severally (and not jointly) liable in accordance with their relative Pro Rata FE Interest on an irrevocable, absolute, unconditional, continuing and primary basis with FE II, Inc. for all obligations and undertakings of every nature of FE II, Inc. under or arising from this Agreement (including under Section 1.5, Article 4 and this Article 9), it being understood that any claim or Proceeding may be brought against any such Person regardless of whether any such claim or Proceeding is brought against any other Person and that each such Person waives promptness, diligence, notice of acceptance, presentment, demand for payment, notice of non-performance, default, dishonor and protest and all other notices of any kind and all suretyship defenses of every nature that may otherwise be available, except for defenses available to FE II, Inc. under this Agreement (other than any such defenses arising as a result of the bankruptcy or insolvency of FE II, Inc.).
10.    Additional Agreements.
10.1    Transaction Expenses. Except as provided in Article 9 or as otherwise expressly provided in this Agreement, each Party will pay all expenses incurred by such Party in connection with the transactions contemplated by this Agreement (whether consummated or not); provided that, for clarity, Sellers shall bear the Company Transaction Costs if the Closing occurs.
10.2    Transfer and Other Taxes. Sellers will pay 50% and Buyer will pay 50% when due, of all transfer, documentary, sales, use, stamp, registration, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, except that Sellers will be responsible for all such Taxes and fees related to the transactions contemplated by Section 2.2(c), and Buyer and Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.

10.3    Further Assurances. The Company, Sellers and the other Restricted Parties will execute and deliver such further documents and instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.
10.4    Transition Assistance. Sellers and the other Restricted Parties will cooperate in all commercially reasonable respects with Buyer to enable Buyer and the Cobalt Companies to comply with all legal disclosure obligations in respect of periods prior to the Closing (including, without limitation, in connection with Tax filings, securities transactions, and the like), and will provide such information or testimony as may be reasonably requested by Buyer and the Cobalt Companies in connection with any Proceeding to the extent related to periods prior to the Closing.
10.5    Certain Tax Matters.
(a)    Pre-Closing Tax Returns. Sellers will prepare or cause to be prepared and file or cause to be filed all Income Tax Returns of the Cobalt Companies or relating to the operation of the Cobalt Companies’ businesses or the ownership of the Cobalt Companies’ assets for all periods ending on or prior to the Closing Date (collectively, the “Pre-Closing Tax Returns”) even if the Tax Returns are to be filed after the Closing Date. Such Tax Returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices. In connection therewith, the Company and each other Cobalt Company that is taxable as a partnership will make (or have in effect) a valid election under Section 754 of the Internal Revenue Code for the taxable period ending on the Closing Date. Sellers will furnish such Income Tax Returns to Buyer for its review and comment (any such comments will be accepted by Sellers to the extent such comments are reasonable and relate to positions that could reasonably be expected to have an adverse effect on Buyer or its Affiliates in a taxable period or portion thereof beginning after the Closing Date) at least 30 days before such Income Tax Returns are to be filed (taking into account any valid extensions to file such Tax Returns). Sellers will pay any entity level Taxes due with respect to such Income Tax Returns in excess of the amount thereof that was taken into account in determining final Closing Working Capital. For the avoidance of doubt, any income or loss allocated to the Company from Condesa Aviation, LLC will be allocated to the taxable period of the Company ending on the Closing Date.
(b)    Other Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Cobalt Companies or relating to the operation of the Cobalt Companies’ businesses or the ownership of the Cobalt Companies’ assets for all periods ending after the Closing Date, other than the Pre-Closing Tax Returns prepared by Sellers pursuant to Section 10.5(a), and including without limitation Tax Returns with respect to and any Straddle Period. Such Tax Returns will be prepared and filed in accordance with past practices except as otherwise required by applicable Law. The Company will furnish such Tax Returns to Sellers for their review and comment (any such comments will be accepted by the Company to the extent such comments are reasonable and relate to positions that could reasonably be expected to have an adverse effect on Sellers or that are not adequately supported by the relevant facts or applicable Tax Law) at least 30 days (in the case of Income Tax Returns) or 15 days (in the case of all other Tax Returns) before such Tax Returns are to be filed (taking into account any valid extensions to file such Tax Returns).

(c)    Disputes, Filings. Buyer and Sellers will endeavor in good faith to resolve any differences with respect to any Tax Returns filed pursuant to Section 10.5(a) or (b). Any unresolved disputes will be resolved by the Arbitrator in accordance with the terms and procedures in Section 1.5(c); provided, however, that in the event that the Arbitrator has not yet resolved any such Tax dispute prior to the deadline for filing of the Pre-Closing Tax Return or Straddle Period Tax Return (including any applicable extensions), the preparing Party shall be entitled to file such Tax Return (or amendment) as prepared as adjusted to incorporate the other Party’s reasonable written comments subject to later amendment of such Tax Return to reflect the resolution when rendered by the Arbitrator. Sellers shall pay all unpaid Taxes finally shown to be due on any Tax Return described in Section 10.5(b) that pertains to a Pre-Closing Tax Period, except to the extent such Taxes have been taken into account in determining final Closing Working Capital.
(d)    Straddle Period Taxes. For purposes of this Agreement, in the case of a Straddle Period, Taxes of a Cobalt Company shall be allocated to the portion of the period ending on Closing Date as follows: (i) all Income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books shall be allocated based on the amount that would be payable if the taxable year ended on the Closing Date and (ii) all property and other Taxes that are imposed on a periodic basis and not described in clause (i) shall be allocated based on the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of a period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(e)    Tax Refunds. Any Tax refund of a Cobalt Company that relates to Taxes paid prior to the Closing Date for any Pre-Closing Tax Period or that are taken into account in determining final Closing Working Capital that are actually received by Buyer or its Affiliates after the Closing Date (a “Pre-Closing Tax Refund”) shall be for the account of Sellers, except (i) to the extent any such refund was taken into account in determining final Closing Working Capital or (ii) for refunds arising from the carryback of a loss arising after the Closing Date to a Pre-Closing Tax Period. Buyer shall pay to Sellers the amount of any such Pre-Closing Tax Refund (less any Taxes imposed on the receipt thereof and all out-of-pocket expenses incurred in obtaining such amounts) within 10 business days after receipt of any such Pre-Closing Tax Refund.

(f)    Further Tax Assurances. From and after the Closing Date, Buyer and Sellers will each:

(1)
provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return (including amended returns and claims for refund), or the conduct of any audit or other examination by any Governmental Authority or Proceedings relating to liability of the Cobalt Companies for Taxes;

(2)	retain and provide the other with any record or other information that reasonably may be relevant to such Tax Return;

(3)
provide the other with adequate information, including but not limited to any final determination of any such audit or examination, Proceeding or determination that reasonably may be expected to affect any amount required to be shown on any Tax Return of the other Party for any period; and

(4)
none of Sellers, Buyer, the Cobalt Companies or any of their Affiliates shall dispose of any Tax Returns, Tax schedules, material Tax work-papers or any material books or records with respect to the Cobalt Companies relating to a Pre-Closing Tax Period or Straddle Period unless it first offers in writing to the party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within fifteen (15) calendar days of the offer being made. Any information obtained under this Section 10.5(f) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.

(g)    Tax Treatment of Transaction. For federal Income Tax purposes, the sale of the Units pursuant to this Agreement will be treated, pursuant to Revenue Ruling 99-6, (i) by the Buyer, as a purchase of Company assets and, (ii) by Sellers, as a sale of Units. Except as required by Law, Buyers and Sellers will not take any Tax position contrary to this treatment on any Tax Return, internal accounting record, external report, or any other document in which the Tax treatment of these transactions may be disclosed
(h)    Purchase Price Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated among the Company’s assets (or group of assets) in accordance with the applicable provisions of Section 1060 of the Code and the purchase price allocation methodology set forth on Schedule 10.5(h) (the “Purchase Price Allocation”). A draft of the Purchase Price Allocation (“Purchase Price Allocation Schedule”) shall be prepared by Sellers and delivered to Buyer within sixty (60) days following the Closing Date. If Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Purchase Price Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Purchase Price Allocation Schedule within ninety (90) days following the Closing Date, such dispute shall be considered a Disputed Item to be resolved by the Arbitrator. Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Tax Code and to jointly prepare Form 8594 (the Asset Acquisition Statement under Section 1060 of the Tax Code) as promptly as possible following the Closing Date in a manner consistent with the Purchase Price Allocation Schedule, as may be revised to take into account subsequent adjustments to the Purchase

Price, including any adjustments pursuant to the Agreement to determine the Purchase Price. Unless there has been a Final Determination (as defined in Section 1313(a) of the Code) to the contrary, Sellers and Buyer, severally and not jointly, covenant and agree, for all Tax purposes, including all Tax Returns and any Tax controversies, not to take (and to cause any Affiliate or successors to their assets or businesses not to take) any position inconsistent with the Purchase Price Allocation Schedule (including any revised schedules from and after the date of revision) prepared pursuant to this Section 10.5(h) or any other provision of this Agreement; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation set forth in the Purchase Price Allocation Schedule, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the allocation set forth in the Purchase Price Allocation Schedule.
10.6    Confidentiality.
(a)    Definition. As used in this Section 10.6, “Confidential Information” means any of the following information held or used by or relating to the Cobalt Companies: (1) Trade Secrets; (2) information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software, database technologies, systems, structures and architectures; (3) information concerning the business and affairs of the Cobalt Companies, including historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials; and (4) any and all other confidential information held or used by or relating to the Cobalt Companies.

(b)    Obligation. Each Restricted Party acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Restricted Party will and will cause its Affiliates and their respective executors, representatives, successors and assigns to (except solely on behalf of Buyer to the extent employed or engaged by Buyer), from and after the Closing Date: (1) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Restricted Party’s possession; (2) not use the Confidential Information for any reason or purpose (except that such Restricted Party can use Confidential Information that was in the possession of such Restricted Party prior to the Closing or was or is furnished by Buyer or the Company in accordance with this Agreement, to the extent necessary in connection with the filing of such Restricted Party’s Tax Returns); and (3) without limiting the foregoing except as provided above, not disclose the Confidential Information to any Person, except with Buyer’s prior written consent.
(c)    Exceptions. With respect to a particular Restricted Party, Section 10.6 does not apply to that part of the Confidential Information (1) that becomes generally available to the public other than as a result of a breach of this Section 10.6; (2) that becomes was available to such Restricted Party on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to such Restricted Party by a contractual, legal or fiduciary obligation; or (3) was independently developed by or on behalf of such Restricted Party without use or reference to the Confidential Information. Confidential Information will not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.
(d)    Obligated Disclosure. If any Restricted Party (or any of its Affiliates or their respective executors, representatives, successors and assigns) becomes compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand, governmental investigation or similar process to make any disclosure that is prohibited by this Section 10.6, such Restricted Party will, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.6. In the absence of a protective order or other remedy, such Restricted Party, Affiliate, executor, representative, successor or assign may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Restricted Party’s outside counsel, it is legally compelled to disclose; provided, however, that such Restricted Party will use commercially reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed will accord confidential treatment to such Confidential Information.

10.7    Transfer of Life Insurance Policies. Within 30 days after the Closing, the Cobalt Companies will transfer their respective policy holder interests in term life insurance policies on the lives of Gary Schultz, Garry Lambert, Sean Callan, Terry Clark and Bill Wallisch to the applicable insured Person (if such transfer is permitted by such policies).
10.8    Post-Closing Access. For a period of six years after the Closing Date, Sellers and their authorized representatives shall have reasonable access to (for the purpose of examining and copying at Sellers’ expense) the books and records of the Cobalt Companies relating to periods prior to the Closing Date, to the extent that such access may reasonably be required in connection with the preparation of Tax Returns, Tax audits or the defense or prosecution of third party Proceedings. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours and shall be contingent on execution and delivery to the Company of a reasonable and customary confidentiality agreement. Notwithstanding the foregoing, the Cobalt Companies shall not be obligated to provide Sellers’ with any information or access pursuant to this Section 10.8 where it would result in disclosure of information or materials protected by attorney client or similar privileges or contravene any applicable Law or if it is in relation to an indemnification claim pursuant to Article 9 hereof or any other dispute between the parties.
10.9    Buyer Obligation for Company Performance. After the Closing, Buyer will cause the Company to perform all of its obligations under this Agreement, in any case that are to be performed after the Closing.
10.10    Pending Litigation
******

___________________________________
****** CONFIDENTIAL TREATMENT: MALIBU BOATS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ******, BE AFFORDED CONFIDENTIAL TREATMENT. MALIBU BOATS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.    Definitions. In addition to the other definitions contained in this Agreement, the following definitions will apply for purposes of this Agreement:
“401(k) Plan” has the meaning set forth in Section 6.5(c).
“AAA” has the meaning set forth in Section 12.8(a).
“Accounting Standards” means GAAP consistently applied and including the same accounting principles, policies, practices, methodologies, and classifications applied in the preparation of the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016, in each case, to the extent consistent with GAAP, except that, in calculating inventory and receivables, there will be no “bill and hold” receivables recognized at Closing, and except that the Reference Balance Sheet and Closing Date Balance Sheet need not include footnotes.
“Acquisition Proposal” has the meaning set forth in Section 6.11.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 1.4(a).
“Ancillary Agreements” means the Escrow Agreement and all other agreements executed in connection with the transactions contemplated by this Agreement.
“Arbitrator” has the meaning set forth in Section 1.5(c).
“Bankruptcy Exceptions” has the meaning set forth in Section 3.2.
“Base Purchase Price” means $130,000,000.
“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every other written, unwritten, formal or informal plan, Contract, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Cobalt Companies or with respect to which the Cobalt Companies have or may in the future have any Liability (contingent or otherwise).
“business day” means a day other than Saturday, Sunday or any day on which banks located in Tennessee or Kansas are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.
“Buyer Credit Agreement” has the meaning set forth in Section 12.12.
“Buyer Employee Plan” has the meaning set forth in Section 6.5(b).
“Buyer Parties” has the meaning set forth in Section 9.2(a).
“Cash” means cash and cash equivalents (including certificates of deposit, marketable securities, short term investments, and outstanding checks that have been deposited but not yet cleared if such deposits clear after Closing and if such deposits relate to assets that have not already been counted in Closing Working Capital, but excluding restricted cash and landlord deposits, and reduced for issued but uncleared checks if liabilities related to such checks have not already been counted in Closing Working Capital).
“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name and certificates of designation, if any), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents, in each case, as amended.
“Closing” has the meaning set forth in Section 2.1.
“Closing Cash” means the Cash on hand of the Cobalt Companies as of immediately prior to the Closing (and without giving effect to the Closing), calculated in accordance with the Accounting Standards.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a).
“Closing Indebtedness” means the Indebtedness of the Cobalt Companies as of immediately prior to the Closing (and without giving effect to the Closing), calculated in accordance with the Accounting Standards, but excluding any Indebtedness included as part of the Closing Working Capital, Earnout Payments, or Company Transaction Cost.
“Closing Statement” has the meaning set forth in Section 1.5(a).
“Closing Working Capital” means the Working Capital of the Cobalt Companies as of the open of business on the Closing Date.
“Cobalt Companies” means the Company and its Subsidiaries, collectively, and “Cobalt Company” means any one of the Cobalt Companies.
“Common Units” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.
“Company Bonus Payments” means (i) the bonus payments adopted by the Company prior to the Closing payable to then-active employees of the Cobalt Companies as of immediately prior to the Closing, in the amounts specified in Schedule 2.2(a)(4), but excluding any such person and corresponding amount specified in such Schedule if such person is not an employee of the Cobalt Companies as of immediately prior to the Closing, together with (ii) the employer portion of any payroll, social security, unemployment or similar Tax and any applicable associated costs (including workers compensation and 401k match) in respect of such payments.
“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Cobalt Companies, including all Registered Intellectual Property Assets.
“Company Parties” means the Parties (other than Buyer and Malibu Boats, Inc.).
“Company Property” has the meaning set forth in Section 3.12(b).
“Company Transaction Cost” means (i) all fees, costs and expenses payable to third parties (including the Company’s attorneys’, accountants’, other professional fees, broker’s fees, costs and expenses) incurred by or on behalf of any Cobalt Company on or prior to the Closing in connection with the transactions contemplated this Agreement, the preparation and negotiation of this Agreement and the other documents contemplated by this Agreement and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not invoiced or billed prior to Closing, that remain unpaid as of the Closing (but without giving effect to the Closing) other than costs or expenses of the Cobalt Companies incurred in performance of Section 6.12, (ii) all bonuses, change-of-control payments, retention, severance or other payments or forms of compensation that are created, accelerated, accrued or become payable by any Cobalt Company as a result of the Closing or the transactions contemplated by this Agreement (together with the employer portion of all payroll Taxes incurred (or expected to be incurred) by any Cobalt Company and any applicable associated costs (including workers compensation and 401k match) in connection with such payments), including the Company Bonus Payments, but excluding the Earnout Payments and the FAR Payments, and (iii) all Liabilities with respect to the matters set forth on Schedule 9.2(a)(4).
“Company’s knowledge” or “knowledge of the Company” means, with respect to any matter, the actual knowledge of any of William Paxson St. Clair, Jr., Bill Wallisch, Terry Clark or Gary Schultz or the knowledge that any such individuals would have after making (i) reasonable review of the written and electronic documents in such Person’s possession and (ii) reasonable inquiry of the individuals employed by the Cobalt Companies charged with managerial, administrative or operational responsibility for such matters.
“Confidential Information” has the meaning set forth in Section 10.6(a).
“Continuing Employee” has the meaning set forth in Section 6.5(a).

“Contract” has the meaning set forth in Section 3.3(a)(3).
“Debt Arrangements” means (i) that certain Credit Agreement, dated as of September 8, 2014, by and between JPMorgan Chase Bank, N.A. and the Company, and (ii) that certain ISDA 2002 Master Agreement, dated as of December 23, 2014, by and between JPMorgan Chase Bank, N.A. and the Company.
“Debt Financing” has the meaning set forth in Section 6.12.
“Debt Payoff Amounts” has the meaning set forth in Section 1.3(c).
“Debt Payoff Letters” has the meaning set forth in Section 1.3(c).
“Disclosure Schedule” means the Disclosure Schedule delivered by the Company and Sellers to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute” has the meaning set forth in Section 12.8(a).
“Disputed Items” has the meaning set forth in Section 1.5(c).
“DOL” has the meaning set forth Section 3.20(b).
“Earnout Payments” means the amounts owed by the Company as of the Closing Date to certain current and former holders of Units of the Company under the Redemption Agreements, in each case, which amounts are set forth on Schedule 2.2(a)(3).
“Environmental and Safety Requirements” means all applicable foreign, federal, state, and local statutes, regulations, ordinances, or similar provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened release, control, or cleanup of any Hazardous Substance, hazardous materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
“Environmental Damages” has the meaning set forth in Section 9.2(e)(3).
“Environmental Representations” means the representations and warranties set forth in Section 3.21.
“Equity Interests” means, with respect to any Person that is a legal entity, any and all shares of capital stock, limited liability company interests, membership interests, profits interests, ownership interests, equity interests, stock or limited liability company units, “phantom” stock (or limited liability company units) or rights, equity appreciation rights, or other securities, or any options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts to purchase or otherwise acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Cobalt Companies, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning set forth in Section 1.4(a).
“Escrow Agreement” has the meaning set forth in Section 1.4(a).
“Escrow Amounts” has the meaning set forth in Section 1.4(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).
“Excluded Representations” means those representations and warranties in Article 3 or Article 4 to the extent that a Loss resulting from, in connection with, or relating to their breach or inaccuracy is excluded under Section 5(e), (f), (g), (i), or (j) of the R&W Insurance Policy.
“Excluded Warranty Claims” has the meaning set forth in Section 3.16(b).
“Facility” has the meaning set forth in Section 9.2(e)(3).
“FAR” means any future appreciation rights unit or other award under the FAR Plan.
“FAR Payments” means the amount of any payments due in connection with the Closing or after the date hereof under the FAR Plan in respect of FARs or otherwise (including the employer portion of any payroll, social security, unemployment or similar Tax in respect of such payments).
“FAR Plan” means the Company’s Future Appreciation Rights Plan, as amended.
“Financial Statements” has the meaning set forth in Section 3.7.
“Financing Sources” has the meaning set forth in Section 6.12.
“First Period Claims” has the meaning set forth in Section 9.2(b)(3).
“Foreign Master Factoring Agreements” means the factoring agreements by and between the Company and Wells Fargo Bank, National Association or one or more of its Affiliates and any of their respective successors or assigns, and all financing schedules, credit requests, deeds and other letters, agreements or documents entered into in connection therewith, as amended, restated, modified or supplemented from time to time or any successor agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 3.2, Section 3.5, Section 3.6, Section 3.13, Section 4.2, Section 4.3(b) and Section 4.5.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any national, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing whether foreign or domestic.

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, contaminant, oil or fraction thereof, hazardous material or other chemical or substance (including asbestos in any form, urea formaldehyde, lead-based paint, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of Liability under any Environmental and Safety Requirements.
“Income Tax” or “Income Taxes” means any and all U.S. or non-U.S. federal, national, state or local Tax calculated with respect to, or measured by net income or any franchise or business profits Tax incurred in lieu of such a Tax, including any interest, penalties or other additions thereto.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means the Cobalt Companies’ liabilities and obligations (i) required to be capitalized in accordance with GAAP, (ii) for borrowed money, (iii) evidenced by notes, bonds or debentures, or similar instruments, (iv) under banker’s acceptance, letters of credit or similar facilities in each case that has been drawn or claimed against, (v) in respect of the purchase, redemption, retirement, or acquisition of any Equity Interests of any Cobalt Company (other than the Earnout Payments and FAR Payments to the extent counted as a reduction to the Purchase Price at Closing), (vi) with respect to hedging, commodity or interest rate swap, or similar financial arrangements, (vii) for any interest, premium or penalty required with respect to repayment of any of the foregoing or following, (viii) under any vendor financing arrangements or factoring arrangements (including the Foreign Master Factoring Agreements) in respect of pending claims or demands pursuant to repurchase obligations of the Cobalt Companies thereunder, (ix) for the deferred purchase price of equity, assets or other property or services, (x) for all other financial obligations that would be considered debt in accordance with GAAP (other than, subject to clause (viii), the Foreign Master Factoring Agreements) and (xi) for any of the foregoing of any third party that is guaranteed, directly or indirectly, by any Cobalt Company or for which any Lien is imposed on any asset of any Cobalt Company; but excluding trade payables incurred in the ordinary course of business to the extent included as a current liability in Closing Working Capital.
“Indemnification Objection” has the meaning set forth in Section 9.5(a).
“Indemnified Party” has the meaning set forth in Section 9.4.
“Indemnifying Party” has the meaning set forth in Section 9.4.
“Indemnity Escrow Account” has the meaning set forth in Section 1.4(a).
“Indemnity Escrow Amount” has the meaning set forth in Section 1.4(a).
“Indemnity Escrow Period” has the meaning set forth in Section 1.4(c)(2).

“Insider” has the meaning set forth in Section 3.4.
“Intellectual Property Rights” means all common law and statutory rights throughout the world arising out of, or associated with, the following: (i) all registered and unregistered trademarks, service marks, trade names, corporate names, brand names, trade dress, logos, and other identifiers of source or goodwill, together with all registrations and applications for registration thereof, all goodwill associated therewith (“Trademarks”), (ii) domain names and websites, and registrations therefor, (iii) rights in trade secrets and confidential information under applicable Law, including all rights in know-how, developments, inventions, processes, ideas, data, or other confidential information that provide any Person with advantages over competitors (“Trade Secrets”), (iv) all U.S. and foreign patents and applications therefor, and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries and any improvements thereto, (v) all registered or unregistered copyrights, mask work rights, all copyright registrations, applications for registration and renewals, and all rights corresponding the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof, (vi) industrial designs, (vii) databases and data collections, (viii) moral and economic rights of authors and inventors, however denominated, and (ix) any rights equivalent or similar to any of the foregoing anywhere in the world, whether registered or unregistered.
“Interim Financial Statements” has the meaning set forth in Section 3.7(a).
“Inventory Count” has the meaning set forth Section 6.16.
“IRS” has the meaning set forth Section 3.20(b).
“Jill Trust” has the meaning set forth in the Preamble.
“Known Environmental Conditions” has the meaning set forth in Section 9.2(e)(3).
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, rule of common law or equity, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.12.
“Leases” has the meaning set forth in Section 3.12.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether properly reflected under GAAP as a liability or a charge or reserve against an asset or equity account or not, and whether the amount thereof is readily ascertainable or not.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, or other similar arrangement or interest in real or personal property.
“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Cobalt Boats, LLC dated March 1, 2009, as amended (including by the First Amendment to Amended and Restated Limited Liability Company Agreement of Cobalt Boats, LLC dated September 5, 2014) and currently in effect.
“Losses” has the meaning set forth in Section 9.2(a).
“Main Facility” means the Real Property commonly known as 1715 N. 8th Street, Neodesha, Kansas.
“Material Adverse Effect” means any change, event, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, properties, condition (financial or otherwise) or operating results of the Cobalt Companies, taken as a whole or (b) a material impairment on the ability of any Party (other than Buyer) to perform or consummate the transactions contemplated by this Agreement; provided, however, that clause (a) of Material Adverse Effect will not include any change, event, circumstance or effect arising after the date hereof resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the United States or worldwide; (iii) changes in conditions or developments generally applicable to the boat manufacturing industry; (iv) acts of God, including hurricanes, tornados, earthquakes, storms or other naturally occurring events; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities, war or any similar disorder; and (vi) a change in GAAP or Laws applicable to the Cobalt Companies (provided that, in the case of each of clauses (ii) through (vi), such change, event, circumstance or effect does not affect the Cobalt Companies in a disproportionate manner relative to other businesses in the industry in which they operate).
“Material Contract” has the meaning set forth in Section 3.14(a).
“MBUU Common Stock” has the meaning set forth in Section 2.2(d).
“MBUU Share Amount” has the meaning set forth in Section 1.4(a).
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“OFAC” has the meaning set forth in Section 3.25(b).
“Order” means any judgment, order, injunction, writ, subpoena, stipulation, award or decree of any Governmental Authority and any ruling or award in any arbitration Proceeding, and shall include any Contract with any Governmental Authority in connection with any Proceeding.

“Overstatement” has the meaning set forth in Section 1.5(d)(2).
“Pack Trust” has the meaning set forth in the Preamble.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Pending Litigation” means Cobalt Boats, LLC v. Sea Ray Boats, Inc. and Brunswick Corporation, United States District Court, Eastern District of Virginia, Norfolk Division, Case No.:2:15-CV-00021-HCM-LRL, and any appeals, remands or collateral Proceedings directly related to or derived from such lawsuit.
“Permit” means any authorization, license, permit, franchise, certificate, approval, exemption, registration, filing or clearance, or any waiver of any of the foregoing, required to be issued or granted by or submitted to any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (ii) statutory Liens of carriers, warehousemen, mechanics, and materialmen and other like Liens arising in the ordinary course of business in respect of obligations that are not yet due and payable (provided that lien statements have not been filed or such Lien otherwise perfected), (iii) statutory Liens in favor of lessors arising in connection with any property leased to the Cobalt Companies for sums not yet due, (iv) non-exclusive licenses of Company Owned Intellectual Property Rights, (v) any Lien terminated at or prior to the Closing that secured any of the Debt Arrangements and (vi) any Liens set forth on Schedule 11(a).
“Person” means an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, a legal entity or a Governmental Authority.
“Pontoon Adjustment” means an amount equal to the product of (a) $5,000, multiplied by (b) the number of new Company pontoon boats held in inventory by the Company or any of its dealers or distributors as of immediately prior to the Closing, where, for this purpose, a “new” Company pontoon boat means any Marker One or Company-built pontoon boat that has not been registered by a retail customer with a state and for a Company warranty, regardless of model year.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Tax Refund” has the meaning set forth in Section 10.5(e).
“Pre-Closing Tax Return” has the meaning set forth in Section 10.5(a).
“Preferred Units” has the meaning set forth in the Recitals.
“Pro Rata FE Interest” means (a) with respect to the Pack Trust, 33.15%, (b) with respect to the Jill Trust, 33.15%, (c) with respect to William Paxson St. Clair, Jr., 17.80%, and (d) with respect to Mary Whitney Callan, 15.90%.

“Pro Rata Interest” means, with respect to any Unitholder, the number of Units held by such Unitholder immediately prior to the Closing, divided by the aggregate number of Units outstanding immediately prior to the Closing.
“Proceeding” means any claim, allegation, complaint, audit, action, mediation, investigation, lawsuit, hearing, proceeding, litigation, or arbitration, whether or not by or before any Governmental Authority.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchase Price Allocation” has the meaning set forth in Section 10.5(h).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 10.5(h).
“Purchase Price Components” means the Closing Cash, Working Capital Surplus (if any), Working Capital Shortfall (if any), Earnout Payments, Closing Indebtedness, FAR Payments, Company Transaction Cost and Pontoon Adjustment components of the Purchase Price.
“Purchase Price Escrow Account” has the meaning set forth in Section 1.4(a).
“Purchase Price Escrow Amount” has the meaning set forth in Section 1.4(a).
“R&W Insurance Policy” means an insurance policy obtained by Buyer in connection with this Agreement with respect to the representations and warranties of the Company and Sellers in this Agreement and the other matters covered by such policy, issued pursuant to that certain binder agreement dated the Agreement Date, by and between Buyer and Great American E&S Insurance Company.
“Real Property” means all of the parcels of real property (other than the Leased Real Property) in Neodesha, Kansas upon which the Company’s business operations are conducted, and specifically including, but not limited to, those parcels of real property whose addresses are set forth on Schedule 3.12(b)(i).
“Real Property Occupancy Agreement” has the meaning set forth in Section 3.12(b).
“Redemption Agreement” means each Redemption Agreement of the Company dated September 9, 2014.
“Reference Balance Sheet” has the meaning set forth in Section 1.3(a).
“Registered Intellectual Property Assets” has the meaning set forth in Section 3.17.
“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the indoor or outdoor environment, whether intentional or unintentional.
“Released Claims” has the meaning set forth in Section 6.7.
“Released Parties” has the meaning set forth in Section 6.7.

“Restricted Area” has the meaning set forth in Section 6.6(a).
“Restricted Business” has the meaning set forth in Section 6.6(a).
“Restricted Party” means each Unitholder and each of William Paxson (Pack) St. Clair, Jill St. Clair and Sean Callan.
“Restriction Period” has the meaning set forth in Section 6.6(e).
“Retained Amount” has the meaning set forth in Section 1.4(c)(2).
“Schedule” means that portion of the Disclosure Schedule related to the specified section or subsection of this Agreement.
“Second Period Cap” has the meaning set forth in Section 9.2(b)(3).
“Securities Act” has the meaning set forth in Section 4.6(a).
“Sellers” has the meaning set forth in the Preamble.
“Seller Parties” has the meaning set forth in Section 9.3.
“Straddle Period” means a taxable year or period beginning before and ending after, the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any other Person of which such first Person, either alone or together with any other Subsidiary of it, owns, directly or indirectly, equity interests representing more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic interests or (ii) any partnership or other Person of which such first Person serves as a general partner, managing member, or trustee.
“Tax” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition to the tax, whether disputed or not, and including any express or implied obligation of any Cobalt Company to indemnify or otherwise assume or succeed to the tax Liability of any other Person, (ii) any and all Liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which any of the Cobalt Companies (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date and (iii) any and all Liability for amounts described in clause (i) of any Person imposed on any of the Cobalt Companies as a transferee or successor, by contract, pursuant to any Law.
“Tax Return” means any return, declaration, report, claim for refund, information return, or other document, including any related or supporting schedule, statement, information, or attachment, and including any amendment(s) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning set forth in Section 9.4.
“Threshold” has the meaning set forth in Section 9.2(b)(1).
“Title Company” has the meaning set forth in Section 6.18(a).
“Title Policies” has the meaning set forth in Section 6.18(a).
“Understatement” has the meaning set forth in Section 1.5(d)(1).
“Unitholders” has the meaning set forth in the Preamble.
“Units” has the meaning set forth in the Recitals.
“Unresolved Claims” has the meaning set forth in Section 1.4(c)(2).
“Waiving Parties” has the meaning set forth in Section 12.10(a).
“WARN Act” has the meaning set forth in Section 3.19(c).
“Working Capital” means the amount of the Cobalt Companies’ total current assets set forth on Schedule 11(b) less the amount of the Cobalt Companies’ total current liabilities set forth on Schedule 11(c), calculated in accordance with the Accounting Standards.
“Working Capital Shortfall” has the meaning set forth in Section 1.3(b).
“Working Capital Surplus” has the meaning set forth in Section 1.3(b).
“Working Capital Target” has the meaning set forth in Section 1.3(b).
12.    Miscellaneous.
12.1    No Third Party Beneficiaries. Except as expressly stated in this Agreement (including the rights conferred upon the Buyer Parties and Seller Parties pursuant to Article 9), this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Financing Sources as set forth in Section 12.12.
12.2    Entire Agreement. This Agreement (including all attached Exhibits and Schedules) and the Ancillary Agreements constitute the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter of this Agreement.

12.3    Assignment. No Party may assign its rights or delegate its duties or obligations under this Agreement without the prior written approval of all other Parties to the Agreement; provided, however, that each of Buyer and, after the Closing, the Cobalt Companies may assign their rights and interests under this Agreement to any lender under Buyer’s or its Affiliates’ financing arrangements. Any attempted assignment or delegation in violation of this Section 12.3 will be null and void and without legal effect.
12.4    Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
12.5    Headings. The section or article headings contained in this Agreement are for convenience only and do not affect in any way the meaning or interpretation of this Agreement.
12.6    Notices.
(a)    Notice Addresses. Any notice required or permitted by this Agreement will be in writing, will be sent to Buyer, Sellers, or the other Restricted Parties (as applicable) at the address or electronic mail address indicated below, and will be deemed to have been given (1) when delivered personally to the recipient, (2) one or two business days after being deposited with a reputable overnight courier for next day or second day delivery (charges prepaid), respectively, or (3) when received via electronic mail, when directed to the relevant electronic mail address and receipt is confirmed by non-automated response:
Notices to Buyer or Malibu Boats, Inc.:
Malibu Boats, LLC
5075 Kimberly Way
Loudon, TN 37774
Attn: Wayne Wilson
Email: waynew@malibuboats.com
With a copy (which will not constitute notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attn: Eric Zabinski
Email: ezabinski@omm.com

Notices to Sellers:
William Paxson St. Clair, Jr.
2625 Verona Road
Mission Hills, KS 66208
Email: paxsonstclair@icloud.com

Mary Whitney Callan
19735 East Woodhaven Road
Owasso, OK 74055
Email: whitneycallan@gmail.com

FE II, Inc.
451000 Bill Hardesty Lane
Afton, OK 74431
Attn: Pack St. Clair
Email: pack@cobaltboats.com

With a copy (which will not constitute notice) to:
Foulston Siefkin LLP
1551 N. Waterfront Pkwy, Suite 100
Wichita, Kansas 67206
Attn: William R. Wood II
Email: bwood@foulston.com

Notices to other Restricted Parties:
William Paxson (Pack) St. Clair
451000 Bill Hardesty Lane
Afton, OK 74431
Email: pack@cobaltboats.com

Jill St. Clair
451000 Bill Hardesty Lane
Afton, OK 74431
Email: poohof7@gmail.com

Sean Callan
19735 East Woodhaven Road
Owasso, OK 74055
Email: spcallan@gmail.com

With a copy (which will not constitute notice) to:
Foulston Siefkin LLP
1551 N. Waterfront Pkwy, Suite 100
Wichita, Kansas 67206

Attn: William R. Wood II
Email: bwood@foulston.com

Notices to other Parties:
William Paxson St. Clair Trust
905 NW Cedar Creek Lane
Lee’s Summit, MO 64081
Attn: Wayne Davidson
Email: dav3237@kc.rr.com

Jill Petrie St. Clair Trust
905 NW Cedar Creek Lane
Lee’s Summit, MO 64081
Attn: Wayne Davidson
Email: dav3237@kc.rr.com

St. Clair Cellars, LLC
451000 Bill Hardesty Lane
Afton, OK 74431
Attn: Pack St. Clair
Email: pack@cobaltboats.com

With a copy (which will not constitute notice) to:
Foulston Siefkin LLP
1551 N. Waterfront Pkwy, Suite 100
Wichita, Kansas 67206
Attn: William R. Wood II
Email: bwood@foulston.com

(b)    Change of Notice Address. Any Party may change the address or electronic mail address by giving the other Party notice in the manner set forth in Section 12.6(a).
12.7    Governing Law. Except as provided in Section 12.12, this Agreement will be governed by and construed it accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
12.8    Dispute Resolution.
(a)    Arbitration. Except as provided in Section 1.5 and Section 12.12, any dispute or claim among any Parties arising out of or relating to this Agreement, including its negotiation, enforcement, validity or interpretation or an alleged breach, default or misrepresentation hereunder and the determination of the scope or applicability of this agreement to arbitrate (each, a “Dispute”) shall be finally resolved by arbitration in accordance with this Section. Such arbitration will be held in St. Louis, Missouri and will be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  Within 15 days after a Party’s delivery to the other Party of a demand for arbitration, the Parties will attempt to select the arbitrator by agreement, and if successful, the arbitrator will administer the proceeding without the involvement of the AAA. If the Parties are unable to agree upon an arbitrator, the Party asserting the claim must file a demand for arbitration with the AAA, the arbitrator will be selected under the AAA process, and the AAA will administer the arbitration. The arbitrator will rule in accordance with applicable legal standards upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be written, will be in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule and this Agreement, will be binding and conclusive, and may be entered as a judgment in any court of competent jurisdiction. If any Party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within 15 days of such award being rendered, then any other Party may enforce the final award in any court of competent jurisdiction. The Party seeking enforcement of the arbitration award shall be entitled to recover from the other Party all costs, fees and expenses, including reasonable attorneys’ fees, incurred in obtaining and enforcing a judgment on the award. The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the arbitration hearing, except as may be necessary (i) to prepare for or conduct the arbitration hearing on the merits, (ii) in connection with a court application for a preliminary remedy or to confirm or challenge an award or its enforcement, or (iii) as required by applicable Law.
(b)    Notwithstanding anything to the contrary in Section 12.8(a) or Section 12.8(b), the Parties further agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, could occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) each Party shall be entitled to seek an injunction, specific performance or other equitable relief in a court of competent jurisdiction, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without the need to post any bond or other security, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (ii) the right of specific enforcement in favor of the Parties is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement.

(c)    Any Dispute or portion thereof that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction.
12.9    Amendments and Waivers. Except as provided in Section 12.12, no amendment of any provision of this Agreement will be valid unless it is in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, will apply to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any other way any rights arising by virtue of any default, misrepresentation, or breach of warranty or covenant under this Agreement.
12.10    Legal Representations.
(a)    Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that following the Closing, Foulston Siefkin LLP may serve as counsel to any directors or officers of a Cobalt Company or any Unitholders, other Restricted Parties, or their Affiliates in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement, notwithstanding representation of the Cobalt Companies before the Closing Date. Each of the Parties hereby does, and will cause each of the Waiving Parties to, expressly consent to the foregoing arrangements, and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Foulston Siefkin LLP expressly permitted by this Section. The Waiving Parties acknowledge that the foregoing provision applies whether or not Foulston Siefkin LLP provides legal services to the Cobalt Companies after the Closing Date.
(b)    Each of the Waiving Parties hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between the Cobalt Companies, on the one hand, and their counsel, on the other hand, made in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement by the Cobalt Companies (including the schedules and exhibits hereto), to the extent they are privileged communications and documentation between the Cobalt Companies and such counsel, the ownership of such privilege will not pass to Buyer following the Closing Date.
12.11    Interpretation. When a reference is made in this Agreement to Articles, Sections, exhibits, or schedules, such reference will be to an Article or Section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms are used in this Agreement, they shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear, any reference to a law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder and any references to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms hereof and thereof and shall be deemed to refer to all addenda, exhibits and schedules thereto. Unless the context otherwise requires (a) “or” is disjunctive but not necessarily exclusive, (b) words in the singular include the plural and vice versa, (c) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (d) terms used herein that are defined in GAAP have the meanings ascribed to them therein and (e) currency amounts referenced herein are in U.S. Dollars. With respect to any determination of any period of time, “from” means “from and including” and “to” means “to but excluding.” Any reference to the “ordinary course of business” of any Person means the ordinary course of business of such Person consistent with past practice unless otherwise specified. References in Article 3 to documents or other materials “provided” or “made available” to Buyer or similar phrases mean that such documents or other materials were present (and available for viewing by the Company and its representatives) in the online data room hosted by Foulston Siefkin LLP at foulston.firmex.com on behalf of the Company for purposes of the transactions contemplated by this Agreement at least three business days prior to the date hereof. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any Party hereto. The Disclosure Schedule, as well as all other schedules and exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.
12.12    Financing Source Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to that certain Second Amended and Restated Credit Agreement dated the Agreement Date among Buyer, as borrower, the guarantors party thereto and the Financing Sources party thereto (the “Buyer Credit Agreement”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York, except as required by applicable Law; (b) agrees that, except as specifically set forth in the Buyer Credit Agreement, all Proceedings (whether at law, in equity, in contract, in tort or otherwise) brought by or on behalf of a Party against any of the Financing Sources in any way relating to the Buyer Credit Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Proceeding (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Buyer Credit Agreement or the performance thereof or the financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company Parties and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Buyer Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Company Party, or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith, including any dispute arising out of or relating in any way to the Buyer Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 12.12 to the same extent as if the Financing Sources were parties to this Agreement. This Section 12.12, and Sections 12.1, 12.7, 12.8, and 12.9 (to the extent of the cross-references to this Section 12.12) may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.
[Signature page follows]

The Parties have executed this Agreement as of the date first above written.

Company:

COBALT BOATS, LLC

By: /s/ William Paxson St. Clair, Jr.
Name: William Paxson St. Clair, Jr.
Title: Chief Executive Officer

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The Parties have executed this Agreement as of the date first above written.

Unitholders:

/s/ William Paxson St. Clair, Jr.
William Paxson St. Clair, Jr.

/s/ Mary Whitney Callan
Mary Whitney Callan

FE II, INC.

By: /s/ William Paxson St. Clair, Jr.
Name: William Paxson St. Clair, Jr.
Title: Chief Executive Officer

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The Parties have executed this Agreement as of the date first above written.

Other Restricted Parties:
With respect to Sections 6.4, 6.6, 6.7, 6.10, 6.11, 6.14, 6.17, 10.1, 10.3, 10.4 and 10.6 and Section 9.2(f) and Article 12 only:

/s/ William Paxson (Pack) St. Clair
William Paxson (Pack) St. Clair

/s/ Jill St. Clair
Jill St. Clair

With respect to Sections 6.4, 6.7, 6.10, 6.11, 6.14, 6.17, 10.1, 10.3, 10.4 and 10.6 and Section 9.2(f) and Article 12 only:

/s/ Sean Callan
Sean Callan

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The Parties have executed this Agreement as of the date first above written.
Pack Trust:
With respect to Sections 6.14 and 9.7 only:

William Paxson St. Clair Trust,
under Trust Agreement, dated December 13, 2002

By: /s/ M. Wayne Davidson
Name: M. Wayne Davidson
Title: Sole Trustee

Jill Trust:
With respect to Sections 6.14 and 9.7 only:

Jill Petrie St. Clair Trust,
under Trust Agreement, dated September 19, 2003

By: /s/ M. Wayne Davidson
Name: M. Wayne Davidson
Title: Sole Trustee

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The Parties have executed this Agreement as of the date first above written.
With respect to Sections 6.14 and 6.17 only:

ST. CLAIR CELLARS, LLC

By: /s/ William P. St. Clair
Name: William P. St. Clair
Title: Manager

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The Parties have executed this Agreement as of the date first above written.

Buyer:

MALIBU BOATS, LLC

By: /s/ Jack Springer
Name: Jack Springer
Title: Authorized Signatory

With respect to Sections 2.2(d) and 6.14 only:

MALIBU BOATS, INC.

By: /s/ Jack Springer
Name: Jack Springer
Title: Chief Executive Officer

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